UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Amendment No. 1
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
URS CORPORATION
WASHINGTON GROUP INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMENDED MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

On or about October 1, 2007, URS Corporation and Washington Group International, Inc. mailed to each URS and Washington Group stockholder a joint proxy statement/prospectus, dated September 28, 2007, relating to special meetings of stockholders of URS and Washington Group, originally scheduled for October 30, 2007, to approve a merger that combines URS and Washington Group. On November 4, 2007, URS and Washington Group amended the terms of the merger agreement. This amendment has the effect of increasing the merger consideration to be paid to Washington Group stockholders for their shares and of providing Washington Group stockholders the additional flexibility to elect to receive the merger consideration either all in shares of URS common stock or all in cash (subject to proration as descried below). More specifically, under the amended merger agreement, each Washington Group stockholder will have the right to elect to receive, for each share of Washington Group common stock (other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law) (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest and without being subject to proration, (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received, or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received. Note that all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together.

Based on the outstanding shares and equity awards of Washington Group as of November 2, 2007, in the aggregate, Washington Group shares and equity awards will be converted into approximately $1.4 billion in cash and approximately 29.4 million shares of URS common stock. Under the modified terms of the merger, Washington Group stockholders are expected to own approximately 35% of the shares of URS common stock outstanding after the merger. URS stockholders will continue to own their existing shares of URS common stock, which generally should not be affected by the merger, other than by the dilution resulting from the issuance of URS common stock in the merger. URS common stock is traded on the New York Stock Exchange under the trading symbol “URS.” On November 2, 2007, URS common stock closed at $60.10 per share as reported on the New York Stock Exchange Composite Transaction Tape.

The merger cannot be completed unless URS stockholders approve the issuance of shares of URS common stock in the merger and Washington Group stockholders adopt the merger agreement, as amended, and approve the merger. The boards of directors of URS and Washington Group unanimously recommend that their respective stockholders vote “FOR” these proposals. Dennis R. Washington, founder and Chairman of the Washington Group board of directors, has executed a binding agreement to exercise all of his beneficially owned stock options for 3.224 million shares of Washington Group stock (or approximately 10% of outstanding Washington Group stock) and vote his shares in favor of the revised merger agreement if necessary to receive the required Washington Group stockholder approval. If it is necessary for Mr. Washington to exercise his options and vote his shares, a new record date and meeting date for the Washington Group special meeting will be set.

The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For URS stockholders:	For Washington Group stockholders:
November 15, 2007, 9:00 a.m., local time, at the	November 15, 2007, 7:00 a.m., local time, at
offices of Cooley Godward Kronish LLP, located at	Washington Group’s offices located at
1114 Avenue of the Americas	720 Park Boulevard
New York, New York 10036-7798	Boise, Idaho 83729

This supplement to the September 28, 2007 joint proxy statement/prospectus contains important information about URS, Washington Group, the amendment to the merger agreement, the modified terms of the proposed merger and the special meetings of the respective stockholders of URS and Washington Group. We encourage you to read carefully this supplement and the September 28 joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 19 of the September 28 joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone.

Sincerely,

Martin M. Koffel Chairman of the Board of Directors and Chief Executive Officer URS Corporation	Stephen G. Hanks President and Chief Executive Officer Washington Group International, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the transactions described in this supplement or the securities to be issued pursuant to the merger or determined if the information contained in this supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

This supplement is dated November 5, 2007, and is being mailed to stockholders of URS and Washington Group on or about November 6, 2007.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2007

To the Stockholders of URS Corporation:

We will hold a special meeting of stockholders of URS at the offices of Cooley Godward Kronish LLP, located at 1114 Avenue of the Americas, New York, NY 10036-7798, on November 15, 2007, at 9:00 a.m., local time, for the following purposes:
1. To consider and vote upon a proposal to approve the issuance of shares of URS common stock pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, as amended, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group International, Inc., pursuant to which Elk Merger Corporation will merge with and into Washington Group. Each Washington Group stockholder would have the right to elect to receive, for each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest, (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received, or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received; provided, however, that all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together.
2. To consider and vote upon a proposal to authorize the proxyholders to vote to adjourn the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing.
3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
These items of business are described in the attached supplement and in the joint proxy statement/prospectus dated September 28, 2007. Only URS stockholders of record at the close of business on September 21, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting.
The URS board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement, as amended, and “FOR” the proposal to authorize the adjournment the URS special meeting.
A list of stockholders eligible to vote at the URS special meeting will be available for inspection at the special meeting, and at the executive offices of URS during regular business hours for a period of no less than ten days prior to the special meeting.
Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Special Meetings of Stockholders of URS and Washington Group” on page ii.

By Order of the Board of Directors,

Martin M. Koffel
Chairman of the Board of Directors and
Chief Executive Officer
URS Corporation

November 5, 2007

WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard, P.O. Box 73
Boise, Idaho 83729

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2007

To the Stockholders of Washington Group International, Inc.:

We will hold a special meeting of stockholders of Washington Group at Washington Group’s offices located at 720 Park Boulevard, Boise, Idaho 83712, on November 15, 2007, at 7:00 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 27, 2007, as amended, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group, pursuant to which Elk Merger Corporation will merge with and into Washington Group. Each Washington Group stockholder would have the right to elect to receive, for each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest, (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received, or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received; provided, however, that all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together.

2.	To consider and vote upon a proposal to authorize the proxyholders to vote to adjourn the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing.

3.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached supplement and in the joint proxy statement/prospectus dated September 28, 2007. Only Washington Group stockholders of record at the close of business on September 21, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting.

The Washington Group board of directors has approved the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, including the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, as amended, and approve the merger and “FOR” the proposal to authorize the adjournment of the Washington Group special meeting.

A list of stockholders eligible to vote at the Washington Group special meeting will be available for inspection at the special meeting, and at the executive offices of Washington Group during regular business hours for a period of no less than ten days prior to the special meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Special Meetings of Stockholders of URS and Washington Group” on page ii.

By Order of the Board of Directors,

Stephen G. Hanks
President and Chief Executive Officer
Washington Group International, Inc.

November 5, 2007

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS OF STOCKHOLDERS
OF URS AND WASHINGTON GROUP

The following are some questions that you, as a stockholder of URS or Washington Group, may have regarding the respective special meetings of stockholders of URS and Washington Group and brief answers to those questions. They may not include all of the information that is important to you. URS and Washington Group recommend that you read carefully this entire supplement, including the annexes, the September 28 joint proxy statement/prospectus and the other documents we refer to in this supplement and in the September 28 joint proxy statement/prospectus.

About the Merger

Q:	Why are you sending me this supplement to the September 28 joint proxy statement/prospectus?

A:	We are sending you this supplement to the September 28 joint proxy statement/prospectus because on November 4, 2007, URS and Washington Group amended the original merger agreement dated May 27, 2007. This supplement provides information on the amended transaction and updates the September 28, 2007 joint proxy statement/prospectus that was previously mailed to you.

Q:	How does the board of directors of URS recommend that URS stockholders vote?

A:	The board of directors of URS unanimously recommends that URS’ stockholders vote FOR the proposal to approve the issuance of shares of URS common stock to Washington Group stockholders pursuant to the merger agreement, as amended, and FOR the proposal to authorize the adjournment of the special meeting.

Q:	How does the board of directors of Washington Group recommend that Washington Group stockholders vote?

A:	The board of directors of Washington Group unanimously recommends that Washington Group’s stockholders vote FOR the proposal to adopt the merger agreement, as amended, and approve the merger and FOR the proposal to authorize the adjournment of the special meeting.

Q:	What will I now receive in exchange for my Washington Group shares?

A:	Pursuant to the amended merger agreement, you may elect to receive, for each Washington Group common share that you own, either:

•	a combination of 0.90 of a share of URS common stock and $43.80 in cash, referred to as the “mixed merger consideration”;

•	an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received calculated using “VWAP” in the Bloomberg function VAP (the “Volume Weighted Average Price”); or

•	a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price.

Unless you make an all-cash or an all-stock election, but not the mixed election, you will receive the mixed merger consideration in the merger. In addition, the all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together.

Q:	How has Dennis Washington agreed to support the merger?

A:	Dennis R. Washington, founder and Chairman of the Board of Washington Group, has agreed to exercise his options and vote in favor of the merger if necessary to receive the required Washington Group stockholder approval. On November 5, 2007, he and Washington Group filed notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which, together with the rules and regulations promulgated thereunder, is referred to as the HSR Act), in connection with the exercise of his options. Mr. Washington has options to purchase approximately 10% of the shares of Washington Group on an as-executed basis. He will be eligible to vote those shares on any proposals at the special meeting if the special meeting is postponed again and a new record date is set for the meeting.

Q:	When do you expect to complete the merger?

A:	URS and Washington Group currently expect to complete the merger promptly after URS stockholders approve the issuance of shares under the terms of the merger agreement, as amended, and Washington Group stockholders approve and adopt the amended merger agreement and the merger at the special meeting, currently scheduled to be held on November 15, 2007, and after the satisfaction or waiver of all other conditions to the merger. We currently expect the closing to occur shortly after the special meeting. However, there can be no assurance that the conditions to closing will be met or that the merger will be completed shortly after the special meeting.

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Washington Group stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under “The Modified Terms of the Merger — Appraisal Rights” on page S-29 and “The Merger — Appraisal Rights” beginning on page 91 of the September 28 joint proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to the September 28 joint proxy statement/prospectus.

About the Special Stockholders Meeting

Q:	When and where will the special meetings of stockholders now be held?

A:	The URS special meeting will take place at the offices of Cooley Godward Kronish LLP, located at 1114 Avenue of the Americas, New York, New York 10036-7798, on November 15, 2007 at 9:00 a.m., local time. The Washington Group special meeting will take place at Washington Group’s offices located at 720 Park Boulevard, Boise, Idaho 83712, on November 15, 2007 at 7:00 a.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	The record dates for determining who is entitled to vote at the special meetings have not changed. Holders of record of URS common stock at the close of business on September 21, 2007 are entitled to vote at the URS special meeting. Holders of record of Washington Group common stock at the close of business on September 21, 2007 are entitled to vote at the Washington Group special meeting.

Q:	What vote of URS stockholders is required to approve the issuance of shares of URS common stock in the merger?

A:	The required vote of URS stockholders to approve the issuance of shares in the merger has not changed. In accordance with NYSE listing requirements and the amended merger agreement, the approval by URS stockholders of the issuance of shares of URS common stock pursuant to the amended merger agreement requires a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of URS common stock entitled to vote on the proposal.

Q:	What vote of Washington Group stockholders is required to adopt the merger agreement and approve the merger?

A:	The required vote of Washington Group stockholders to adopt the merger agreement, as amended, and approve the merger has not changed. Under Delaware law and the amended merger agreement, approval of the proposal to adopt the merger agreement, as amended, and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Washington Group common stock entitled to vote at the special meeting.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read this supplement, including the annexes, and the September 28 joint proxy statement/prospectus. If you have already delivered a properly executed proxy, you will be considered to have voted on the proposals, and you do not need to do anything unless you wish to change your vote. If you are a stockholder of record of URS or Washington Group as of the record date for the respective special meetings and you have not already delivered a properly executed proxy, or if you wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying pre-addressed postage paid envelope or submit a proxy by telephone or on the Internet to ensure that your shares will be represented at the special meeting. If you hold URS shares or Washington Group shares in “street name,” that is, if your shares are held of record by a broker, bank or nominee, and you have not already delivered a properly executed proxy, or wish to change your vote, you must provide the broker, bank or nominee with instructions on how to vote your shares. Please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q:	What do I do if I want to change my vote?

A:	You may change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed notice of revocation to the corporate secretary of your company at:

URS Corporation 600 Montgomery Street 26th Floor San Francisco, California 94111-2728 Attn: Corporate Secretary	Washington Group International, Inc. 720 Park Boulevard P.O. Box 73 Boise, Idaho 83729 Attn: Corporate Secretary

•	signing and delivering a new, valid proxy bearing a later date, and if it is a written proxy, it must be signed and delivered to the attention of your company’s corporate secretary;

•	submitting another proxy by telephone or on the Internet (by following your latest telephone or Internet voting instructions); or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

About the Merger Consideration Election Available to Washington Group Stockholders

Q:	How do I elect the type of the merger consideration that I prefer to receive?

A:	If you are a Washington Group stockholder, election materials are included in this package. These election materials must be properly completed and delivered to the exchange agent, The Bank of New York Mellon Corporation. A pre-addressed, postage prepaid return envelope is enclosed for submitting your election form to the exchange agent. Please note that the envelope that you will use to return your election materials to the exchange agent is different from the envelope you will use to return your completed proxy card. Please do not send your form of election with your proxy card.

Election forms must be RECEIVED by the exchange agent by the election deadline, which is 5:00 p.m., eastern time, on the date that is three business days after the closing date of the merger.

If you hold Washington Group shares in “street name,” you should receive instructions from the broker, bank or nominee that is holding your shares advising you of the procedures for making your election. If these instructions are not received, you should contact the broker, bank or nominee holding your shares. Election forms must be returned to the broker, bank or nominee in time for it to respond to the election deadline.

If you do not properly submit an election form, then, promptly after the closing date of the merger, the exchange agent will mail you a letter of transmittal and instructions for surrendering your stock certificates for use in exchanging your stock certificates for the mixed merger consideration.

Q:	Can I make one election for some of my Washington Group shares and another election for the rest?

A:	Yes. The election form permits you to specify, among the shares you are submitting, how many you are allocating to

•	a mixed election,

•	an all-cash election,

•	an all-stock election or

•	no election.

Q:	What if I do not make an election?

A:	If you do not submit a properly completed and signed election form to the exchange agent by the election deadline (or if you submit a properly completed election form indicating no election), then you will be deemed to have elected to receive the mixed merger consideration and would therefore receive $43.80 in cash and 0.90 of a share of URS common stock in exchange for each of your shares of Washington Group common stock, except with respect to shares as to which you have validly demanded and perfected appraisal rights under Delaware law.

Q:	Can I change my election after I submit an election form?

A:	Yes. You may revoke your election of merger consideration with respect to all or a portion of your shares of Washington Group common stock by delivering written notice of your revocation to the exchange agent prior to the election deadline. If you instructed a broker, bank or nominee to submit an election for your shares, you must follow its directions for changing those instructions. In addition, any election of merger consideration you make will automatically be revoked if the merger agreement is terminated.

Washington Group stockholders will not be entitled to revoke or change their election following the election deadline. As a result, if you make an election, you will be unable to revoke your election or sell your shares of Washington Group common stock during the interval between the election deadline and the date of completion of the merger.

Q:	May I submit a consideration election form even if I vote against the merger?

A:	Yes. You may submit an election form even if you vote against the proposal adopting the amended merger agreement and approving the merger. However, if you submit a properly executed election form, you will thereby withdraw any previously filed written demand for appraisal and will not be entitled to appraisal rights. See “The Modified Terms of the Merger — Appraisal Rights” beginning on page S-29.

How to Get More Information

Q:	Where can I find more information about URS and Washington Group?

A:	You can find more information about URS and Washington Group from various sources described under the heading “Additional Information for Stockholders — Where You Can Find More Information” beginning on page 146 of the September 28 joint proxy statement/prospectus.

v

Q:	Whom do I call if I have questions about the meeting or the merger?

A:	If you have any questions about the amended merger agreement or if you need additional copies of this supplement, the September 28 joint proxy statement/prospectus or the enclosed election materials, you should contact:

if you are a URS stockholder:

URS Corporation 600 Montgomery Street 26th Floor San Francisco, California 94111-2728 Attn: Investor Relations (877) 877-8970	or: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 (800) 829-6551 (toll free) (212) 269-5550 (collect) urs@dfking.com if you are a Washington Group stockholder:

Washington Group International, Inc. 720 Park Boulevard P.O. Box 73 Boise, Idaho 83729 Attn: Investor Relations (866) 964-4636	or: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885 (toll-free) (212) 929-5500 (collect) proxy@mackenziepartners.com

SUMMARY

The following is a summary that highlights information contained in this supplement. This summary may not contain all of the information that may be important to you. For a more complete description of the amendment to the merger agreement and the transactions contemplated by the amended merger agreement, we encourage you to read carefully this entire supplement and the entire September 28 joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this supplement and the September 28 joint proxy statement/prospectus, which includes important business and financial information about URS and Washington Group that has been filed with the SEC. You may obtain the information incorporated by reference into this supplement without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information” beginning on page 146 of the September 28 joint proxy statement/prospectus.

The Amended Merger Agreement (see page S-31)

On November 4, 2007, URS and Washington Group amended the terms of the merger agreement. This amendment has the effect of increasing the merger consideration to be paid to Washington Group stockholders for their shares and of providing Washington Group stockholders the additional flexibility to elect to receive the merger consideration either all in shares of URS common stock or all in cash (subject to proration as described below) or, as originally provided, as mixed merger consideration. We have attached the amendment to the merger agreement as Annex A to this supplement. We encourage you to carefully read the amendment to the merger agreement, and the original merger agreement attached as an annex to the September 28 joint proxy statement/prospectus, in their entirety.

Merger Consideration

The amendment to the merger agreement provides for an increase in the merger consideration to be received by Washington Group stockholders in the merger. In addition, under the merger agreement, as amended, Washington Group stockholders will have the right to elect to receive, for each Washington Group shares owned:

•	a combination of 0.90 of a share of URS common stock and $43.80 in cash;

•	an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the Volume Weighted Average Price; or

•	a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price.

Washington Group stockholders may elect to receive one of these three categories of consideration. Unless you make an all-cash or an all-stock election, you will receive the mixed merger consideration. Election materials are included in this package.

The all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together, providing a blended merger consideration value of $98.98 per share of Washington Group common stock based on the volume weighted average price of URS common stock on November 2, 2007. The following table shows the blended merger consideration value based on assumed Volume Weighted Average Prices:

	Value of Cash	Value of Stock
Volume Weighted	Portion of Merger	Portion of Merger
Average Price	Consideration	Consideration	Blended Value

$56.3165	$43.80	$50.68	$94.48
$61.3165	$43.80	$55.18	$98.98
$66.3165	$43.80	$59.68	$103.68

We will announce the Volume Weighted Average Price by press release the day of the Washington Group special meeting.

Washington Group Stock Options

The amendment to the merger agreement provides that, immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the effective time of the merger will be cancelled and converted into the right to receive the “option consideration,” which equals the product of (1) the number of shares of Washington Group common stock subject to such option and (2) the excess, if any, of $97.89 over the exercise price per share of Washington Group common stock subject to the option. Each Washington Group optionholder, other than Dennis Washington, will have the right to elect to receive the option consideration, for each cancelled Washington Group option owned, in:

•	a combination of (i) an amount in cash, without interest, equal to the option consideration multiplied by 0.4474 and (ii) a number of shares of URS common stock equal to the option consideration less the cash payable pursuant to the preceding clause (i), divided by $60.10;

•	an amount in cash, without interest, equal to the option consideration; or

•	a number of shares of URS common stock equal to the option consideration divided by $60.10;

provided, however, that all-cash and all-stock elections are subject to proration in order to preserve an overall option consideration value mix of 44.74% cash and 55.26% URS common stock. Any cancelled option held by Mr. Washington will be exchanged only for the combination of cash and stock, as if Mr. Washington had made a mixed option election.

Option Exercise and Transaction Support Agreement (see page S-36)

On November 4, 2007, Dennis Washington entered into an agreement with URS and Washington Group to exercise all of his options and to vote in favor of the merger if necessary to achieve the required Washington Group shareholder approval. The exercise price of the options will be paid in cash, with the result that, following the exercise, he will have record and beneficial ownership of 3,224,100 shares of Washington Group common stock. He will be eligible to vote those shares on any proposals at the special meeting if the special meeting is postponed again and a new record date is set for the meeting. On November 5, 2007, Mr. Washington and Washington Group filed notifications under the HSR Act in connection with the exercise of his options.

Opinions of Financial Advisors (see pages S-13 and S-21)

URS

On November 4, 2007, Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley, financial advisor to URS, delivered to the URS board of directors its oral opinion, which was subsequently confirmed in writing that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Morgan Stanley considered relevant, the merger consideration to be paid by URS pursuant to the amended merger agreement was fair from a financial point of view to URS.

The full text of Morgan Stanley’s written opinion is attached to this supplement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion is directed to the URS board of directors and does not constitute a recommendation to any stockholder as to how to vote or any other matters relating to the merger. Pursuant to an engagement letter between URS and Morgan Stanley, URS has agreed to pay Morgan Stanley a transaction fee based upon the aggregate consideration for the transaction, a substantial portion of which fee is contingent upon consummation of the transaction. URS also has entered into a financing commitment letter with an affiliate of Morgan Stanley to provide 50% of a senior secured debt financing in connection with the merger, for which the affiliate will receive a substantial fee, which is also contingent upon the consummation of the transaction.

Washington Group

At the meeting of Washington Group’s board of directors on November 4, 2007, Goldman, Sachs & Co., which is referred to as Goldman Sachs, financial advisor to Washington Group, delivered its oral opinion, which opinion was later confirmed in writing, that as of that date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of shares of Washington Group common stock, taken in the aggregate, pursuant to the amended merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Washington Group in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Washington Group common stock should vote with respect to the transaction. Pursuant to an engagement letter between Washington Group and Goldman Sachs, Washington Group has agreed to pay Goldman Sachs a transaction fee based upon the aggregate consideration for the transaction, a substantial portion of which is contingent upon consummation of the transaction.

Ownership of URS After the Merger

Based on the outstanding shares and equity awards of Washington Group as of November 2, 2007, in the aggregate, Washington Group shares and equity awards will be converted into approximately $1.4 billion in cash and approximately 29.4 million shares of URS common stock. Washington Group stockholders are expected to own approximately 35% of the shares of URS common stock outstanding after the merger. In comparison, under the original merger agreement, URS expected to pay approximately $1.4 billion in cash and to issue approximately 24.9 million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding as of September 21, 2007. Under the original terms of the merger, Washington Group stockholders were expected to own approximately 32% of the shares of URS common stock outstanding after the merger. URS stockholders will continue to own their existing shares of URS common stock, which will not be affected by the merger, other than by the dilution resulting from the issuance of URS common stock in the merger.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information (a) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the accompanying notes included in this supplement beginning on page S-38 and (b) should be read in conjunction with the consolidated financial statements of URS and Washington Group and other information filed by URS and Washington Group with the SEC and incorporated by reference into this supplement. See “Additional Information — Where You Can Find More Information” on page 146 of the September 28 joint proxy statement/prospectus.

	Six Months	Year Ended
	Ended June 29,	December 29,
	2007	2006
	(In thousands, except
	per share amounts)

Statements of Operations Data:
Revenues	$4,183,154	$7,629,723
Operating income	182,902	305,004
Net income	64,937	117,896
Net income per share of common stock:
Basic	$0.80	$1.47
Diluted	$0.79	$1.46

June 29, 2007
(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$63,511
Total assets	6,713,952
Long-term debt	1,388,916
Stockholders’ equity	3,360,383

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share information for URS and Washington Group on a historical basis, on an unaudited pro forma combined basis for URS, taking into account the pro forma effects of the merger, and an equivalent pro forma combined basis for Washington Group. It has been assumed for purposes of the pro forma financial information provided below that the merger and related events had been consummated on December 31, 2005 for income statement purposes, and on June 29, 2007 for balance sheet purposes.

The following information should be read together with the audited consolidated financial statements of URS and Washington Group as of and for the fiscal year ended December 29, 2006, which are incorporated by reference into this supplement, and the unaudited consolidated financial statements of URS and Washington Group as of and for the six-month period ended June 29, 2007, which are also incorporated by reference into this supplement, and the unaudited pro forma condensed combined financial information for the fiscal year ended December 29, 2006 and as of and for the six-month period ended June 29, 2007 set forth in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page S-38. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed on December 31, 2005 for statement of operations purposes and on June 29, 2007 for balance sheet purposes, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma per share income of the combined company is computed by dividing the pro forma net income of the combined company by the pro forma weighted-average number of shares of common stock of the combined company outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity of the combined company by the pro forma number of shares of common stock of the combined company outstanding at the end of the period. Washington Group equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.90, the fraction of a share of URS common stock that would be exchanged for each share of Washington Group common stock in the acquisition. The Washington Group equivalent per share amounts do not include the benefits of the cash portion of the acquisition consideration. There were no cash dividends declared on URS common stock or Washington Group common stock during any period presented.

Pro Forma
	URS	Washington Group	Pro Forma	Washington Group
	Historical	Historical	Combined	Equivalents(1)

Year Ended December 29, 2006
Net income per share:
Basic	$ 2.23	$ 2.83	$ 1.47	$ 1.32
Diluted	$ 2.19	$ 2.64	$ 1.46	$ 1.31
Six Months Ended June 29, 2007
Net income per share:
Basic	$ 1.31	$ 0.83	$ 0.80	$ 0.72
Diluted	$ 1.28	$ 0.77	$ 0.79	$ 0.71
As of June 29, 2007:
Book value per share	$ 30.13	$ 28.93	$ 40.77	$ 36.69

(1)	Washington Group equivalent per share amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 0.90, the portion of the acquisition consideration to be paid in shares of URS common stock.

Comparative Per Share Market Price Data

URS common stock trades on the NYSE under the symbol “URS.” From March 6, 2003 to March 27, 2007, Washington Group common stock traded on the NASDAQ Global Select Market® (or its predecessor) under the ticker symbol “WGII.” Since March 27, 2007, Washington Group common stock has traded on the NYSE under the symbol “WNG.” The table below sets forth, for the periods indicated, dividends and the range of high and low per share closing sales prices for URS common stock as reported on the NYSE and Washington Group common stock as reported on the NASDAQ Global Select Market® (or its predecessor) and the NYSE. For current price information, you should consult publicly available sources. For more information on URS and Washington Group payment of dividends, see “Summary — Dividend Policies” on page 9 of the September 28 joint proxy statement/prospectus.

	URS Common Stock
	High	Low	Dividends Paid

Fiscal Year 2005
First quarter	$31.53	$27.21	—
Second quarter	$37.73	$28.15	—
Third quarter	$40.39	$36.45	—
Fourth quarter	$43.29	$37.06	—
Fiscal Year 2006
First quarter	$44.75	$38.26	—
Second quarter	$48.87	$37.78	—
Third quarter	$41.99	$36.79	—
Fourth quarter	$44.25	$38.14	—
Fiscal Year 2007
First quarter	$45.98	$40.83	—
Second quarter	$50.50	$42.15	—
Third quarter	$58.25	$46.06	—
Fourth quarter (through November 2, 2007)	$62.37	$58.09	—

	Washington Group Common Stock
	High	Low	Dividends Paid

Fiscal Year 2005
First quarter	$46.70	$38.21	—
Second quarter	$52.14	$41.23	—
Third quarter	$54.16	$49.28	—
Fourth quarter	$53.99	$48.04	—
Fiscal Year 2006
First quarter	$59.35	$53.13	—
Second quarter	$61.21	$48.02	—
Third quarter	$59.80	$50.93	—
Fourth quarter	$61.79	$54.47	—
Fiscal Year 2007
First quarter	$66.42	$56.40	—
Second quarter	$85.04	$64.74	—
Third quarter	$88.50	$77.75	—
Fourth quarter (through November 2, 2007)	$97.35	$90.50	—

The following table presents:

•	the last reported sale price of a share of URS common stock, as reported on the NYSE; and

•	the last reported sale price of a share of Washington Group common stock, as reported on the NYSE;

in each case, on May 25, 2007, the last full trading day prior to the public announcement of the proposed merger, and on November 2, 2007, the last practicable trading day prior to the date of this supplement and the announcement of the amended merger agreement.

	URS	Washington Group
Date	Common Stock	Common Stock

May 25, 2007	$46.89	$69.97
November 2, 2007	$60.10	$96.15

The market value of the shares of URS common stock to be issued in exchange for shares of Washington Group common stock upon the completion of the merger will not be known at the time Washington Group stockholders vote on the proposal to adopt the merger agreement and approve the merger or at the time URS stockholders vote on the proposal to approve the issuance of shares of URS common stock in the merger because the merger will not be completed by the time of the respective stockholder votes.

The above tables show only historical comparisons. Because the market prices of URS common stock and Washington Group common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to URS stockholders in determining whether to approve the issuance of shares of URS common stock in the merger or to Washington Group stockholders in determining whether to adopt the merger agreement and approve the merger. URS and Washington Group stockholders are encouraged to obtain current market quotations for URS and Washington Group common stock and to review carefully the other information contained in this supplement or incorporated by reference into this supplement in considering whether to approve the respective proposals before them. See the section entitled “Additional Information — Where You Can Find More Information” on page 146 of the joint proxy statement/prospectus.

THE MODIFIED TERMS OF THE MERGER

The following is a description of the material changes to the terms of the merger resulting from the amendment of the merger agreement, including a description of the background of the amendment of the merger agreement and related matters. While we believe that the following description covers the material changes to the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire supplement, including the amendment to the merger agreement attached to this supplement as Annex A, for a more complete understanding of the changes to the terms of the merger.

General

On November 4, 2007, the board of directors of URS and Washington Group each unanimously voted to approve an amendment to the terms of the merger agreement. This amendment has the effect of increasing the merger consideration to be paid to Washington Group stockholders for their shares and of providing Washington Group stockholders the additional flexibility to elect to receive the merger consideration either all in shares of URS common stock or all in cash (subject to proration as described below). More specifically, under the amended merger agreement, each Washington Group stockholder would have the right to elect to receive, for each share of Washington Group common stock held, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest (and without being subject to proration), (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the Volume Weighted Average Price, or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price, upon the terms and subject to adjustments as provided in the amended merger agreement and as further described below under “The Amendment to the Merger Agreement — Increase in Merger Consideration; Stock and Cash Elections” on page S-31 and “The Amendment to the Merger Agreement — Proration of the Stock and Cash Elections” on page S-31.

Background of the Amendment to the Merger Agreement

On or about October 1, 2007, URS and Washington Group mailed a definitive joint proxy statement/prospectus to their respective stockholders. The definitive joint proxy statement/prospectus describes the background of the proposed transaction up to and including September 28, 2007. The discussion below supplements that description.

During October and November, Washington Group and its proxy solicitor MacKenzie Partners, Inc. (“MacKenzie”) communicated with Washington Group’s stockholders, and URS and its proxy solicitor D.F. King & Co., Inc. (“D.F. King”) communicated with URS’ stockholders, regarding the proposed transaction and monitored the votes cast by stockholders who had submitted their proxies. The Washington Group and the URS boards of directors held periodic meetings throughout this time to discuss with their advisors their respective proxy solicitation efforts.

On October 1, 2007, a Washington Group stockholder filed a putative class action in Delaware against Washington Group, URS, and each of Washington Group’s directors seeking to enjoin the Washington Group special meeting of stockholders. On October 18, 2007, Washington Group, URS, and each of Washington Group’s directors and the plaintiff entered into a memorandum of understanding settling the litigation. As part of the settlement, Washington Group agreed to provide additional disclosures, which were made in a Form 8-K that was filed on October 18, 2007.

On the morning of October 15, 2007, Washington Group issued a press release announcing its preliminary earnings for the third quarter of 2007.

In mid-October, three prominent independent proxy advisory firms — Glass Lewis, Proxy Governance and Egan-Jones — recommended that Washington Group stockholders vote in favor of the proposed transaction. In issuing their recommendations, the firms cited the merger’s strategic logic, the value to be provided to Washington Group stockholders, and the process that the Washington Group board of directors conducted before entering into the merger agreement. One other prominent independent proxy advisory firm — Institutional Shareholder

Services — recommended a vote against the transaction. Permission to cite the recommendations of Glass Lewis, Proxy Governance, Egan-Jones, and Institutional Shareholder Services was neither sought nor obtained.

On the morning of October 25, 2007, URS issued a press release announcing its preliminary earnings for the third quarter of 2007.

On October 28, 2007, Washington Group’s board of directors convened by telephone to discuss Washington Group’s proxy solicitation efforts with its financial and legal advisors and its proxy solicitor, MacKenzie.

On October 28, 2007, URS’ board of directors also held a telephonic meeting with representatives of Morgan Stanley, Latham & Watkins LLP (“Latham & Watkins”) and Cooley Godward Kronish LLP (“Cooley Godward”). At that meeting, the URS board was informed about the status of the votes for the special meetings of stockholders and feedback from stockholders during the proxy solicitation process. The board also discussed the performance of the two businesses since the date of the merger agreement.

On the morning of October 29, 2007, Washington Group issued a press release announcing its earnings for the third quarter of 2007, and updated its outlook for the remainder of the year.

On October 29, 2007, Washington Group’s board of directors convened by telephone to further discuss Washington Group’s proxy solicitation efforts with its financial and legal advisors and its proxy solicitor, MacKenzie. A representative from MacKenzie explained that, based on preliminary vote tallies, it appeared unlikely that, as of such date, the proposed merger transaction would be approved on October 30, 2007, the previously scheduled date for Washington Group’s special meeting of stockholders. After discussion, Mr. William H. Mallender, Washington Group’s lead independent director, and Mr. Stephen G. Hanks, Washington Group’s President and Chief Executive Officer, to whom the authority to set the meeting date had been delegated, agreed (with the concurrence of the other directors) to postpone the special meeting of stockholders until November 9, 2007 to permit the solicitation of additional votes. The next morning, Washington Group and URS issued separate press releases announcing the postponement of their respective special meetings of stockholders to November 9, 2007.

Between October 29 and November 2, 2007, the financial advisors, legal advisors and proxy solicitors for URS and Washington Group had numerous discussions regarding the status of the vote by the Washington Group stockholders.

On the evening of November 2, 2007, a representative of Morgan Stanley contacted a representative of Goldman Sachs and indicated that URS was willing to increase the stock component of the merger consideration to 0.90 of a share of URS common stock for each share of Washington Group common stock, subject to the following three conditions: (i) that the merger agreement be amended to provide Washington Group stockholders the opportunity to elect to receive cash, stock or mixed consideration (subject to proration), (ii) that Mr. Dennis Washington agree to enter into an option exercise and transaction support agreement with URS and Washington Group to exercise all of his options and to vote in favor of the proposed transaction if necessary to obtain the required Washington Group stockholder approval and (iii) that no additional changes to the merger agreement be made.

On November 3, 2007, Washington Group’s board of directors held a telephonic meeting to discuss URS’ proposal. Representatives from Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), MacKenzie and Goldman Sachs were also in attendance. At the meeting, a representative of Wachtell Lipton summarized the terms of the proposal received by URS and discussed various issues related to the proposal, including the terms of the option exercise and transaction support agreement. The board then received a presentation from Goldman Sachs on the financial aspects of the proposal. After consideration and deliberation in which Wachtell Lipton, MacKenzie and Goldman Sachs participated, the board reached a consensus that Goldman Sachs should contact Morgan Stanley and request that URS increase its proposed merger consideration. The board further instructed Wachtell Lipton to negotiate with Latham & Watkins a proposed amendment to the merger agreement and, together with Mr. Washington’s counsel, a proposed option exercise and transaction support agreement.

Following the Washington Group board meeting, a representative of Goldman Sachs called a representative of Morgan Stanley to convey the Washington Group board’s request that URS increase the proposed merger consideration. The representative of Morgan Stanley informed the representative of Goldman Sachs that URS was unwilling to increase the proposed merger consideration, and that the proposal previously provided was URS’ best and final offer.

Following the conversation between Goldman Sachs and Morgan Stanley, Mr. Hanks called Mr. Koffel to further discuss the Washington Group board’s request that URS increase URS’ proposed merger consideration. Mr. Koffel reiterated that URS was unwilling to increase the proposed merger consideration and that the proposal was URS’ best and final offer.

During November 3 and November 4, 2007, representatives of Latham & Watkins and Wachtell Lipton negotiated the terms of the amendment to the merger agreement and, together with Mr. Washington’s counsel, negotiated the terms of the option exercise and transaction support agreement.

On the afternoon of November 4, 2007, URS’ board of directors convened in person (with six directors participating by telephone) to consider the proposed amendment to the merger agreement. Portions of the meeting were also attended by representatives of Latham & Watkins, Morgan Stanley, URS’ management, Cooley Godward and D.F. King. Latham & Watkins summarized the terms of the proposed amendment and discussed various issues related to the proposed transaction. Representatives of Morgan Stanley presented an updated financial analysis of the proposed transaction and delivered Morgan Stanley’s oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the factors and assumptions explained in their presentation and set forth in their written opinion, the overall per share mix of $43.80 in cash and 0.90 of a share of URS common stock to be issued in exchange for each share of Washington Group common stock pursuant to the amended merger agreement was fair from a financial point of view to URS. After consideration and deliberation in which Latham & Watkins, Cooley Godward, Morgan Stanley and D.F. King participated, and taking into consideration the factors described under “— Recommendation of the URS Board of Directors and Its Reasons for Adopting the Amendment to the Merger Agreement” on page S-10, the URS board of directors voted unanimously to declare it advisable and in the best interests of URS and its stockholders for URS to enter into the proposed amendment, approved and adopted the proposed amendment to the merger agreement and determined to recommend to URS’ stockholders that they vote to approve the issuance of shares of URS common stock in the proposed merger under the terms of the amended merger agreement.

During the evening of November 4, 2007, Washington Group’s board of directors held another telephonic meeting. Representatives from Wachtell Lipton, MacKenzie and Goldman Sachs were also in attendance. Wachtell Lipton summarized the terms of the proposed amendment and addressed various other issues related to the proposed transaction. Representatives of Goldman Sachs then presented an updated financial analysis of the proposed transaction and delivered Goldman Sachs’ oral opinion, subsequently confirmed in writing, to the effect that, as of the date of their written opinion and based on and subject to the factors and assumptions explained in their presentation and set forth in their written opinion, the merger consideration to be received by holders of the outstanding shares of Washington Group common stock pursuant to the amended merger agreement, taken in the aggregate, was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is set forth as Annex D hereto. After consideration and deliberation in which Wachtell Lipton, MacKenzie and Goldman Sachs participated, and taking into consideration the factors described under “ — Recommendation of the Washington Group Board of Directors and Its Reasons for the Merger” on page S-11, the Washington Group board of directors voted unanimously to declare it advisable and in the best interests of Washington Group and its stockholders for Washington Group to enter into the proposed amendment, to approve and adopt the proposed amendment to the merger agreement, to recommend to Washington Group’s stockholders that they vote “FOR” the proposal to adopt the merger agreement, as amended, and approve the merger and “FOR” the proposal to authorize the adjournment of the Washington Group special meeting.

Following the conclusion of the Washington Group board meeting, URS and Washington Group each executed the definitive amendment to the merger agreement and Mr. Washington, URS and Washington Group each executed the definitive option exercise and transaction support agreement.

On November 5, 2007, URS and Washington Group issued a joint press release announcing the terms of the amended merger agreement and the option exercise and transaction support agreement and the further postponement of the stockholder meetings to November 15, 2007. On November 5, Dennis Washington and Washington Group filed notifications under the HSR Act in connection with the exercise of his options.

Recommendation of the URS Board of Directors and Its Reasons for Adopting the Amendment to the Merger Agreement

The URS board of directors, at a special meeting, considered whether to approve the amendment to the merger agreement and to recommend that the URS stockholders vote to approve the issuance of shares of URS common stock in the proposed merger under the terms of the amended merger agreement. The URS board of directors unanimously:

•	determined that the modified terms of the merger are advisable for, fair to and in the best interests of URS and its stockholders;

•	approved the amendment to the merger agreement and the transactions contemplated by the amended merger agreement, including the merger;

•	directed that approval of the issuance of URS common stock pursuant to the amended merger agreement be submitted for consideration by URS stockholders at a URS special meeting; and

•	resolved to recommend that the URS stockholders vote “FOR” the proposal to approve the issuance of shares of URS common stock pursuant to the amended merger agreement.

In reaching its decision to reaffirm its approval of the merger under the modified terms of the amended merger agreement, the URS board of directors re-examined and reconsidered the matters described in “The Merger — Recommendation of the URS Board of Directors and Its Reasons for the Merger” beginning on page 65 of the September 28 joint proxy statement/prospectus. In addition, the URS board of directors consulted with senior members of URS’ management team, representatives of Morgan Stanley and URS’ other advisors regarding the current business operations, financial condition and future prospects of Washington Group. The URS board of directors also consulted with Morgan Stanley as to the fairness, from a financial point of view, to URS of the merger consideration to be paid to by URS under the amended merger agreement. The URS board of directors also consulted with representatives of Latham & Watkins and Cooley Godward regarding the terms of the amended merger agreement and the option exercise and transaction support agreement. In reaching its decision to reaffirm its approval of the merger under the amended merger agreement, the URS board of directors considered a variety of factors, a number of which are summarized below:

•	Financial Performance: The URS board of directors considered Washington Group’s financial performance since the original merger agreement was signed, taking into account that Washington Group’s revenue and profit growth were on track for meeting or exceeding the financial forecasts for 2007 provided in the September 28 joint proxy statement/prospectus.

•	Opinion of Financial Advisor: The URS board of directors considered the opinion of Morgan Stanley that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion and based on such other matters as Morgan Stanley considered relevant, the merger consideration to be paid by URS pursuant to the amended merger agreement was fair from a financial point of view to URS. See “— Opinion of URS’ Financial Advisor” on page S-13.

•	Stockholder Vote: The URS board of directors considered the fact that the merger was not likely to be approved by the Washington Group stockholders absent an increase in merger consideration, in light of the potential benefits of the merger to URS, including the strengthened strategic position, operating efficiencies and synergies and long-term growth potential that the board believed would be provided by the combined company.

•	Terms of the Amended Merger Agreement: The URS board of directors, with the assistance of counsel, considered the general terms of the amended merger agreement, including:

•	Merger Consideration Election and Proration: The URS board of directors considered the fact that the merger consideration election mechanism gives Washington Group stockholders the flexibility to choose consideration in a form best suited to their personal circumstances while the proration mechanism also provides certainty as to the amount of cash and number of shares of URS common stock to be delivered to Washington Group stockholders as a whole.

•	Stock Option Election: The URS board of directors considered Washington Group employees’ interest in electing to have their options converted entirely into shares of URS common stock to retain an investment in the post-merger combined company.

In addition, the URS board of directors identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the possibility that the financial performance of the Washington Group could be affected by a slowdown in the overall economy;

•	the projected dilution of URS’ earnings per share as a result of issuing a greater number of shares in the amended merger, and the estimated time period before the merger was expected to be accretive to URS’ earnings per share; and

•	the risks and costs that the merger might not be completed, notwithstanding the increase in merger consideration, in light of the fact that a majority of Washington Group’s stockholders were not supportive of the original proposal and may not support the revised transaction; and

•	the lower relative percentage ownership of the combined company to be retained by URS stockholders under the amended merger agreement relative to the original merger agreement.

The URS board of directors concluded that these factors could be managed or mitigated by URS or were unlikely to have a material impact on the merger or URS, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

It was not practical to, and thus the URS board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the amended merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the amended merger agreement and associated transactions were in the best interests of URS and its stockholders. This discussion of information and material factors considered by the URS board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and considered as a whole the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the URS board of directors was based upon his or her own judgment, in light of all of the information presented, regarding the overall effect of the amended merger agreement and associated transactions on URS’ stockholders as compared to any potential alternative courses of action. After considering this information, all members of the URS board of directors unanimously approved the amendment to the merger agreement and the transactions contemplated by the amended merger agreement, including the merger, and recommended that URS’ stockholders approve the issuance of shares of URS common stock pursuant to the amended merger agreement.

Recommendation of the Washington Group Board of Directors and Its Reasons for Adopting the Amendment to the Merger Agreement

The Washington Group board of directors, at a special meeting, approved the amendment to the merger agreement. The Washington Group board of directors unanimously:

•	determined that the merger, as amended, is advisable for, fair to and in the best interests of Washington Group and its stockholders;

•	approved the amendment to the merger agreement and the transactions contemplated by the amended merger agreement, including the merger; and

•	resolved to recommend that the Washington Group stockholders vote “FOR” the proposal to adopt the merger agreement, as amended, and approve the merger and “FOR” the proposal to authorize the adjournment of the Washington Group special meeting.

In reaching its decision to reaffirm its approval of the merger under the modified terms of the amended merger agreement, the Washington Group board of directors re-examined and reconsidered the matters described in “The Merger — Recommendation of the Washington Group board of directors and Its Reasons for the Merger” beginning on page 68 of the September 28 joint proxy statement/prospectus. In addition, the Washington Group board of directors consulted with senior members of Washington Group’s management team, representatives of Goldman Sachs and Washington Group’s other advisors regarding the current business operations, financial condition and future prospects of Washington Group. The Washington Group board of directors also consulted with Goldman Sachs as to the fairness, from a financial point of view, of the merger consideration, taken in the aggregate, to Washington Group’s stockholders pursuant to the amended merger agreement. The Washington Group board of directors also consulted with representatives of Wachtell Lipton regarding the terms of the amended merger agreement. In reaching its decision to reaffirm its approval of the merger under the amended merger agreement, the Washington Group board of directors considered a variety of factors, a number of which are summarized below:

•	Additional Consideration: The amended per share consideration provides $43.80 in cash and 0.90 of a share of URS common stock for each share of Washington Group common stock (other than shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law). This increased consideration represented:

•	an implied value of $97.89 per share based on the closing price of URS common stock on November 2, 2007, which represented a premium of approximately 2% over the closing price of Washington Group on such date;

•	a 9% premium over the initial merger consideration;

•	a 40% premium to the undisturbed preannouncement trading price; and

•	a premium of approximately 49% over the volume-weighted average closing price of shares of Washington Group common stock over the 3-month period prior to announcement of the merger.

•	Greater Ownership of Combined Company: Under the modified terms of the merger agreement, Washington Group stockholders are expected to own approximately 35% of the shares of URS common stock outstanding after the merger. Under the original terms of the merger, Washington Group stockholders were expected to own approximately 32% of the shares of URS common stock outstanding after the merger.

•	Unique strategic fit: A combination of Washington Group and URS represents a unique opportunity to create a single-source provider that can offer a full life cycle of planning, engineering, construction, environmental management, and operations and maintenance services. The combined company will have leadership positions in key growth markets, global scale, a broad set of service capabilities, a diverse business portfolio and a strong financial position. This combination would also provide Washington Group stockholders with a more diversified company that would be better positioned to insulate stockholders from industry downturns.

•	No Other Transaction Proposals: Since the date of the announcement of the original merger agreement, and as of the date of this supplement, no other party has approached Washington Group expressing an interest in pursuing a transaction to acquire Washington Group.

•	Strong Financial Performance: The Washington Group board of directors considered URS’ financial performance since the original merger agreement was signed. URS’ revenue and profit growth are on track for meeting or exceeding the financial forecasts for 2007 provided in the September 28 joint proxy statement/prospectus and as updated.

•	Opinion of Financial Advisor: The Washington Group board of directors considered the opinion of Goldman Sachs that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion and based on such other matters as Goldman Sachs considered relevant, the merger consideration to be received by Washington Group’s stockholders pursuant to the amended merger agreement, taken in the aggregate, was fair from a financial point of view to such stockholders. See “— Opinion of Washington Group’s Financial Advisor” on page S-21.

•	Terms of the Amended Merger Agreement: The Washington Group board of directors, with the assistance of counsel, considered the modified terms of the merger agreement, including:

•	Merger Consideration Election and Proration: The Washington Group board of directors considered the fact that the merger consideration election mechanism gives Washington Group stockholders the flexibility to choose consideration in a form best suited to their personal circumstances, while the proration mechanism also provides certainty as to the amount of cash and number of shares of URS common stock to be delivered to Washington Group stockholders.

•	Stock Option Election: The Washington Group board of directors considered the fact that the merger consideration election mechanism would also be made available to Washington Group employees who hold options for Washington Group common stock.

In addition, the Washington Group board of directors identified and considered a variety of potentially negative factors in its deliberations concerning the amendment to the merger agreement, including:

•	that a majority of Washington Group’s stockholders were not supportive of the merger as initially proposed, and that Washington Group’s stockholders may not support the revised transaction; and

•	the risk and costs that the merger might not be completed, the potential for diversion of management and employee attention and for increased employee attrition and the potential effect of these factors on Washington Group’s business and relations with customers and service providers.

The Washington Group board of directors concluded that these factors could be managed or mitigated or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

It was not practical to, and thus the Washington Group board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the amended merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the amended merger agreement and associated transactions were in the best interests of Washington Group and its stockholders. This discussion of information and material factors considered by the Washington Group board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and considered as a whole the factors to support its decision in favor of the merger and the amended merger agreement. The decision of each member of the Washington Group board of directors was based upon his or her own judgment, in light of all of the information presented, regarding the overall effect of the amended merger agreement and associated transactions on Washington Group’s stockholders as compared to any potential alternative courses of action. After considering this information, all members of the Washington Group board of directors unanimously approved the amendment to the merger agreement and the transactions contemplated by the amended merger agreement, including the merger, and recommended that Washington Group’s stockholders vote “FOR” the proposal to adopt the merger agreement, as amended, and approve the merger and “FOR” the proposal to authorize the adjournment of the Washington Group special meeting.

Opinion of URS’ Financial Advisor

Morgan Stanley & Co. Incorporated

On March 23, 2007, the URS board of directors retained Morgan Stanley to act as its exclusive financial advisor and provide a financial opinion letter in connection with a possible acquisition of or business combination with Washington Group. The URS board of directors selected Morgan Stanley to provide financial advice and assistance in connection with the merger based on Morgan Stanley’s qualifications, expertise, reputation, and experience in transactions similar to the merger. At a URS board of directors meeting held on November 4, 2007, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be paid by URS pursuant to the merger agreement, as amended, was fair from a financial point of view to URS.

The full text of Morgan Stanley’s opinion, dated November 4, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is included as Annex C to this supplement. The summary of Morgan Stanley’s fairness opinion set forth in this supplement is qualified in its entirety by reference to the full text of the opinion. URS stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board and only addresses the fairness from a financial point of view of the merger consideration to URS. Morgan Stanley’s opinion did not address any other aspect of the merger. Morgan Stanley expressed no opinion or recommendation as to how the URS stockholders or Washington Group stockholders should vote at the stockholder meetings to be held in connection with the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Washington Group and URS, respectively;

•	reviewed certain internal financial statements and other financial and operating data, concerning Washington Group prepared by the management of Washington Group;

•	reviewed certain financial forecasts concerning Washington Group prepared by the management of Washington Group and reviewed and/or adjusted by the management of URS;

•	reviewed certain internal financial statements and other financial and operating data, concerning URS prepared by the management of URS;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of URS;

•	discussed the past and current operations and financial condition and prospects of Washington Group with senior executives from Washington Group;

•	discussed the past and current operations and financial condition and the prospects of URS and Washington Group, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of URS;

•	reviewed the pro forma impact of the merger on URS’ earnings per share, cash flow, capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the Washington Group common stock and the URS common stock, respectively;

•	compared the financial performance of Washington Group and URS and the prices and trading activity of Washington Group common stock and URS common stock with that of other publicly-traded companies that are comparable with Washington Group and URS, respectively, and their respective securities;

•	participated in discussions and negotiations among representatives of Washington Group and URS and their financial and legal advisors;

•	reviewed the Merger Agreement, the Amendment to the Merger Agreement, the Senior Credit Facilities Commitment Letter, dated May 27, 2007, and the draft Amendment to Commitment Letter of the Buyer dated November 3, 2007 (together with the Senior Credit Facilities Commitment Letter, the “Commitment Letters”), and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Washington Group and URS for the purposes of its opinion. With respect to the financial forecasts prepared by the management of URS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Washington Group and URS.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, as amended, without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the second merger will be consummated promptly following the merger, that the merger and the second merger will be treated as a single integrated transaction and that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of URS or Washington Group nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that URS will obtain financing in connection with the merger on terms consistent with the Commitment Letters and as discussed with the senior management of URS. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of URS of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Washington Group and URS; (iii) the strategic rationale for the merger and (iv) the validity of, and risks associated with, Washington Group’s and URS’ existing and future services, technologies, intellectual property, products and business models. Morgan Stanley is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of URS and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, November 4, 2007. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligations to update, revise, or reaffirm this opinion.

The opinion was for the information of the URS board of directors in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the URS common stock will trade following consummation of the merger and expressed no opinion or recommendation as to how the URS stockholders and the Washington Group stockholders should vote at the stockholder meetings to be held in connection with the merger.

Valuation Methods and Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 4, 2007. The various analyses summarized below were based on closing prices for the common stock of URS and Washington Group as of November 2, 2007, the last full trading day preceding the day of the special meeting of the URS board of directors to consider and approve, adopt and authorize the amendment to the merger agreement. As of that date, the value of the merger consideration was $97.89 per share of Washington Group common stock. Although each analysis was provided to the URS board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses used by Morgan Stanley.

Merger Consideration

Morgan Stanley reviewed the merger consideration and calculated its value based on URS common stock prices of: $46.89, the URS closing price on May 25, 2007, which was the last trading day prior to the initial announcement of the transaction, and $60.10, the URS closing price on November 2, 2007, which was the last trading day prior to the special meeting of the URS board of directors on November 4 to consider and approve, adopt and authorize the merger agreement amendment. Based on a URS common stock price of $46.89, the value of the merger consideration is $86.00, which represents a 23%, 23%, and 26% premium to the Washington Group closing prices one day, one week and four weeks prior to the initial announcement of the transaction. Based on a URS common stock price of $60.10, the value of the merger consideration is $97.89, which represents a 40%, 40%, and 43% premium to the Washington Group closing prices one day, one week and four weeks prior to the initial announcement of the transaction

Washington Group

Trading History

Morgan Stanley reviewed the historical trading prices for Washington Group common stock for the four-month period from January 26, 2007 (the last trading day prior to the delivery of the initial offer) to May 25, 2007 (one trading day prior to the announcement of the merger agreement) and for the twelve-month period prior to the announcement of the merger agreement. Morgan Stanley observed that the twelve-month range of trading prices was $47-$74 and the range of trading prices from January 26, 2007 to May 25, 2007 was $56-$74. Morgan Stanley noted that as of May 25, 2007, the closing price of Washington Group common stock was $69.97 per share, and that, as of November 2, 2007, the closing price of Washington Group common stock was $96.15 per share. Morgan Stanley also noted that, based on closing prices for the common stock of URS and Washington Group as of November 2, 2007, the implied transaction value per share of Washington Group common stock was $97.89.

Comparable Company Analysis

Using publicly available information, Morgan Stanley reviewed the market values and trading multiples of Washington Group and the following seven publicly held companies in the engineering and construction industry that Morgan Stanley deemed comparable to Washington Group:

Engineering and Construction Comparables

Fluor Corporation
McDermott International, Inc.
Foster Wheeler Ltd.
Jacobs Engineering Group Inc.
The Shaw Group Inc.
Chicago Bridge & Iron Company N.V.
AECOM Technology Corporation
EMCOR Group, Inc.
Granite Construction Incorporated
Tetra Tech, Inc.

All multiples were based on closing stock prices on November 2, 2007. Estimated financial data for the selected companies were based on public filings and publicly available equity research analysts’ estimates, as aggregated by the Institutional Brokers’ Estimate System, which is referred to as the IBES. Estimated financial data for Washington Group were based on public filings, publicly announced earnings guidance, URS management’s estimates, D.A. Davidson research estimates (10/30/07) and publicly available equity research analysts’ estimates as aggregated by IBES.

For each of the comparable companies, Morgan Stanley calculated the following:

•	Aggregate Value, which is defined as market value of common equity plus debt and preferred stock, less cash.

•	Aggregate Value/2008E EBITDA, which is defined as Aggregate Value as a multiple of calendar year 2008 EBITDA, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2008 estimates.

•	Price/2008E Earnings, which is defined as stock price as a multiple of estimated earnings per share, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2008 estimates.

A summary of the reference range of market trading multiples is set forth below:

Engineering and Construction Comparables	Mean		Median		High		Low

Aggregate Value/2008E EBITDA	12.5	x	13.3	x	17.2	x	5.6	x
Price/2008E Earnings	22.6	x	23.8	x	28.3	x	12.4	x

Morgan Stanley calculated an implied valuation range by applying multiple ranges to the applicable operating statistics based on publicly available equity research analyst estimates, and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for the Washington Group common stock of $95 to $110 per share based on Aggregate Value/2008E EBITDA and $84 to $102 based on Price/2008E Earnings. Morgan Stanley noted that, based on closing prices for the common stock of URS and Washington Group as of November 2, 2007, the implied transaction value per share of Washington Group common stock was $97.89.

Although the foregoing companies were compared to Washington Group for purposes of this analysis, Morgan Stanley noted that no company used in the comparable company analysis is identical to Washington Group because of differences between the business mix, markets served, operations, and other characteristics of Washington Group and the comparable companies. In evaluating the comparable companies, Morgan Stanley relied on publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Washington Group, such as the impact of competition on the business of Washington Group, as well as on the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Washington Group or the industry or in the markets generally. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed an analysis of the implied present value per share of the Washington Group common stock on a standalone basis based on Washington Group’s projected future equity value using calendar year 2009 estimates based on D.A. Davidson research estimates (10/30/07).

To calculate the discounted equity value, Morgan Stanley multiplied the applicable earnings estimate by the current calendar year multiple range used in the comparable company analysis described above, and discounted the implied nominal equity values of Washington Group to a present value at an illustrative discount rate of 10.3%, which reflected Washington Group’s estimated average cost of equity capital. Based on these forecasts and assumptions, Morgan Stanley derived an implied valuation range for the Washington Group common stock of $87 to $105. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of November 2, 2007, the implied transaction value per share of Washington Group common stock was $97.89.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows of Washington Group for calendar years 2008 through 2011, based on forecasts prepared by the management of URS. Morgan Stanley calculated implied equity values per share of Washington Group common stock by using estimated discount rates ranging from 9.0% to 10.0% and multiples of estimated 2012 EBITDA ranging from 10.0x to 13.0x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $84 to $104. Morgan Stanley noted that, based on closing prices for the common stock of URS and Washington

Group as of November 2, 2007, the implied transaction value per share of Washington Group common stock was $97.89.

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows for calendar years 2008 through 2011, based on an extrapolation from the operating forecasts for 2007 through 2009 in D.A. Davidson’s research (10/30/07). Morgan Stanley calculated implied equity values per share of Washington Group common stock by using estimated discount rates ranging from 9.0% to 10.0% and multiples of estimated 2012 EBITDA ranging from 10.0x to 13.0x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $91 to $113. Morgan Stanley noted that, based on closing prices for the common stock of URS and Washington Group as of November 2, 2007, the implied transaction value per share of Washington Group common stock was $97.89.

The valuation stated above is not necessarily indicative of Washington Group’s respective actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

URS

Trading History

Morgan Stanley reviewed the historical trading prices for URS common stock for the twelve-month period prior to the announcement of the merger agreement. Morgan Stanley observed that the twelve-month range of trading prices was $36 — $49. Morgan Stanley noted that, as of May 25, 2007, the closing price of URS common stock was $46.89 per share and that as of November 2, 2007, the closing price of URS common stock was $60.10 per share.

Comparable Company Analysis

Using publicly available information, Morgan Stanley reviewed the market values and trading multiples of URS and the following twelve publicly held companies in the engineering and construction and government services industries that Morgan Stanley deemed comparable to URS:

Engineering and Construction Comparables	Government Services

Fluor Corporation	SAIC, Inc.
McDermott International, Inc.	CACI International Inc
Foster Wheeler Ltd.	SRA International, Inc.
Jacobs Engineering Group Inc.	ManTech International Corporation
The Shaw Group Inc.	DynCorp International Inc.
Chicago Bridge & Iron Company N.V.
AECOM Technology Corporation
EMCOR Group, Inc.
Granite Construction Incorporated
Tetra Tech, Inc.

All multiples were based on closing stock prices on November 2, 2007. Estimated financial data for the selected companies were based on public filings and publicly available equity research analysts’ estimates as aggregated by IBES. Estimated financial data for URS were based on public filings, publicly announced earnings guidance, URS management’s estimates, and publicly available equity research analysts’ estimates as aggregated by IBES.

For each of the comparable companies, Morgan Stanley calculated the following, each as previously defined:

•	Aggregate Value

•	Aggregate Value/2008E EBITDA

•	Price/2008E Earnings

A summary of the reference range of market trading multiples is set forth below:

Engineering and Construction Comparables	Mean		Median		High		Low

Aggregate Value/2008E EBITDA	12.5	x	13.3	x	17.2	x	5.6	x
Price/2008E Earnings	22.6	x	23.8	x	28.3	x	12.4	x

Government Services Comparables	Mean		Median		High		Low

Aggregate Value/2008E EBITDA	9.4	x	9.0	x	11.0	x	8.2	x
Price/2008E Earnings	19.4	x	20.0	x	20.8	x	17.4	x

Morgan Stanley calculated an implied valuation range by applying multiple ranges to the applicable operating statistics based on publicly available equity research analyst estimates, and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for the URS common stock of $56 to $74 per share based on Aggregate Value/2008E EBITDA and $55 to $67 based on Price/2008E Earnings.

Although the foregoing companies were compared to URS for purposes of this analysis, Morgan Stanley noted that no company used in the comparable company analysis is identical to URS because of differences between the business mix, markets served, operations, and other characteristics of URS and the comparable companies. In evaluating the comparable companies, Morgan Stanley relied on publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of URS, such as the impact of competition on the business of URS, as well as on the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of URS or the industry or in the markets generally. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for URS common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of URS common stock. Morgan Stanley discounted the price targets at URS’ estimated average cost of equity capital of 10.6%. The range of discounted analyst price targets for URS was $51 to $68.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for URS common stock and these estimates are subject to uncertainties, including the future financial performance of URS and future financial market conditions.

Discounted Equity Value Analysis

Morgan Stanley performed an analysis of the implied present value per share of the URS common stock on a standalone basis based on URS’ projected future equity value using calendar year 2009 estimates based on URS management forecasts.

To calculate the discounted equity value, Morgan Stanley multiplied the applicable earnings estimate by the current calendar year multiple range used in the comparable company analysis described above, and discounted the implied nominal equity values of URS to a present value at an illustrative discount rate of 10.6%, which reflected URS’ estimated average cost of equity capital. Based on the aforementioned forecasts and assumptions, Morgan Stanley derived an implied valuation range for the URS common stock of $56 to $68.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows of URS for calendar years 2008 through 2011, based on the forecasts prepared by the management of URS. Morgan Stanley calculated implied equity values per share of URS common stock by using estimated discount rates ranging from 9.0% to 10.0% and multiples of estimated 2012 EBITDA ranging from 8.0x to 10.0x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $55 to $68.

The valuation stated above is not necessarily indicative of URS’ respective actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

Pro Forma Merger Analysis

Morgan Stanley analyzed the potential pro forma impact of the transaction on URS’ earnings per share and cash earnings per share for calendar years 2008 through and 2011. Morgan Stanley calculated such pro forma earnings per share and cash earnings per share on the basis of the transaction exchange ratio provided for by the merger agreement, as amended, URS’ estimates of earnings per share for URS and synergies resulting from the merger estimated by URS management. Morgan Stanley calculated that estimated pro forma GAAP earnings per share would be below estimated GAAP earnings per share by 4% in 2008 and exceed estimated GAAP earnings per share by 3%, 8%, and 9% in 2009, 2010, and 2011, respectively, and exceed estimated cash earnings per share by 4%, 10%, 14%, and 15% in 2008, 2009, 2010 and 2011, respectively, not including the impact of revenue synergies expected to be achieved through the combination.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by Morgan Stanley. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of the analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. The summary provided and the analyses described above must be considered as a whole, and selecting any portion of Morgan Stanley’s analyses, without considering all analyses, would create an incomplete view of the process underlying Morgan Stanley’s opinion. In addition, Morgan Stanley may have given various factors more or less weight than other factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Washington Group or URS.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Washington Group or URS. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view to URS of the merger consideration to be paid by URS pursuant to the merger agreement, as amended, and were conducted in connection with the delivery by Morgan Stanley of its opinion, dated November 4, 2007, to the URS board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common shares of URS or Washington Group might naturally trade.

The merger consideration pursuant to the merger agreement, as amended, was determined through arm’s-length negotiations between URS and Washington Group and was approved by the URS board of directors. Morgan Stanley provided advice to URS during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to URS or the URS board of directors or that any specific merger consideration constituted the only appropriate consideration for the transaction. Morgan Stanley’s opinion to the URS board of directors was one of many factors taken into consideration by the URS board of directors in deciding to approve the transaction. Morgan Stanley did not advise the URS board of directors that any specific consideration constituted the only appropriate consideration for the transaction.

Consequently, the analyses as described above should not be viewed as determinative of the opinion of the URS board of directors with respect to the merger consideration or of whether the URS board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of URS and its affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

Under the terms of its engagement letter, Morgan Stanley provided URS financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of this engagement letter, URS has agreed to pay Morgan Stanley and its affiliates advisory and financing fees currently estimated at $30 million, of which $2 million was paid upon the announcement of the transaction, and the remainder of which is contingent upon closing of the transaction. URS has also entered into a financing commitment letter with an affiliate of Morgan Stanley to provide 50% of a senior secured debt financing in connection with the transaction, for which the affiliate will receive the financing portion of the aforementioned fees upon the closing of the transaction. URS has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, URS has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for URS and have received fees for the rendering of these services. Other than the fees disclosed above, since August 15, 2005, Morgan Stanley has not received any investment banking fees from URS or its affiliates.

Opinion of Washington Group’s Financial Advisor

Goldman, Sachs & Co.

At the meeting of Washington Group’s board of directors on November 4, 2007, Goldman Sachs delivered its oral opinion, which opinion was later confirmed in writing, that, as of November 4, 2007 and based upon and subject to the factors and assumptions set forth in such opinion, the mixed merger consideration, all-cash consideration and all-stock consideration to be received by holders of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement, as amended, is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of Washington Group’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Washington Group common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement, as amended;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Washington Group and URS for the five fiscal years ended December 29, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Washington Group and URS;

•	certain other communications from Washington Group and URS to their respective stockholders;

•	certain internal financial analyses and forecasts for Washington Group and URS prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Washington Group and URS; and

•	certain research analyst reports with respect to Washington Group and URS, including reports issued subsequent to May 27, 2007, the date on which the transaction was announced.

Goldman Sachs also held discussions with members of the senior managements of Washington Group and URS regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Washington Group common stock and URS common stock, compared certain financial and stock market information for Washington Group and URS with similar financial and stock market information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the engineering and construction industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed that the internal financial analyses and forecasts, including certain cost savings and operating synergies, were reasonably prepared on a basis reflecting the best then available estimates and judgments of the managements of Washington Group and URS, as the case may be. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Washington Group and URS or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Washington Group and URS or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, and did not address the underlying business decision of Washington Group to engage in the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Washington Group. In addition, Goldman Sachs’ opinion does not express any opinion as to the prices at which the common stock of URS will trade at any time. The Goldman Sachs opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Washington Group in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 4, 2007, and is not necessarily indicative of current market conditions.

Implied Premiums and Multiples.  Goldman Sachs performed certain analyses, based on historical information, SEC filings, estimates supplied by Institutional Brokers’ Estimate System or IBES, a data service that compiles estimates issued by securities analysts, and forecasts provided by management of Washington Group, (i) at the undisturbed closing market price as of May 25, 2007 of $69.97 per share of Washington Group common stock, (ii) at the implied transaction price under the unamended merger agreement, as of May 25, 2007, of $80.00 per share, consisting of $43.80 in cash and 0.772 shares of URS common stock for each share of Washington Group common stock, (iii) at the implied transaction price under the unamended merger agreement, as of November 2, 2007, of $90.20 per share, consisting of $43.80 in cash and 0.772 shares of URS common stock for each share of Washington Group common stock, and (iv) at the implied transaction price of the amended merger agreement, as of November 2, 2007, of $97.89 per share, consisting of $43.80 in cash and 0.900 shares of URS common stock for each share of Washington Group common stock. Using these share prices, Goldman Sachs calculated an implied equity value for Washington Group. Goldman Sachs added to this implied equity value the net debt to be incurred as part of the transaction to derive an implied enterprise value of Washington Group. Based on these calculations, Goldman Sachs calculated the multiples described below:

•	Washington Group’s implied enterprise value as a multiple of Washington Group’s management’s estimates of its earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 2007 and 2008 fiscal years and as a multiple of the estimates of Washington Group’s EBITDA for the 2007 and 2008 fiscal years based on estimates supplied by IBES; and

•	Washington Group’s implied price as a multiple of Washington Group’s management’s estimates of its earnings per share, which is referred to as EPS, for the 2007 and 2008 fiscal years and as a multiple of the estimates of Washington Group’s EPS for the 2007 and 2008 fiscal years based on estimates supplied by IBES.

The following table presents the results of Goldman Sachs’ analysis (dollar amounts in millions, except for purchase price per share):

			Based on an		Based on an		Based on an
			Implied Total		Implied Total		Implied Total
			per Share		per Share		per Share
			Consideration		Consideration of		Consideration
	Based on		of $80.00		of $90.20		of $97.89
	Washington		(Unamended		(Unamended		(Amended
	Group Closing		Merger		Merger		Merger
	Stock Price of		Proposal as of		Proposal as		Proposal as of
	$69.97 on May 25,		May 27,		of November 4,		November 4,
	2007		2007)		2007)		2007)

Premium as a % of Washington Group Closing Stock Price as of:
May 25, 2007	N/A		14%		29%		40%
November 2, 2007	N/A		N/A		(6)%		2%
Implied Equity Value	$2,232		$2,577		$2,931		$3,195
Implied Enterprise Value	$2,058		$2,403		$2,734		$2,999
Implied Enterprise Value/EBITDA
FY 2007E — IBES	11.9	x	13.9	x	14.7	x	16.1	x
FY 2008E — IBES	10.4	x	12.1	x	13.0	x	14.2	x
FY 2007E — Management	10.8	x	12.6	x	12.9	x	14.1	x
FY 2008E — Management	9.1	x	10.6	x	12.1	x	13.3	x
Price/EPS
FY 2007E — IBES	24.4	x	27.9	x	27.1	x	29.4	x
FY 2008E — IBES	20.2	x	23.1	x	24.1	x	26.2	x
FY 2007E — Management	23.8	x	27.2	x	28.1	x	30.4	x
FY 2008E — Management	19.4	x	22.1	x	25.0	x	27.1	x

Comparison of Selected Companies.  Goldman Sachs reviewed and compared certain financial information for Washington Group and URS to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the engineering and construction industry:

•	Fluor Corporation;

•	Jacobs Engineering Group Inc.;

•	The Shaw Group Inc.;

•	Chicago Bridge & Iron Company, N.V.;

•	EMCOR Group, Inc.;

•	Granite Construction Inc.;

•	McDermott International, Inc.; and

•	Foster Wheeler Ltd.

Although none of the selected companies is directly comparable to Washington Group or URS, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Washington Group and URS.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of November 2, 2007, information it obtained from SEC filings and IBES estimates. The multiples and ratios of Washington Group were calculated using Washington Group’s closing price on November 2, 2007 and the multiples and ratios of URS were calculated using the URS closing price on November 2, 2007. The multiples and ratios of Washington Group, URS and each of the selected companies were based on company reports, SEC filings and IBES estimates as of November 2, 2007. With respect to the selected companies, Goldman Sachs calculated, on a fully diluted basis:

•	Enterprise value as a multiple of estimated calendar year 2008 EBITDA; and

•	Price per share of Washington Group common stock as a multiple of estimated 2008 EPS.

The results of these analyses are summarized as follows:

	Selected Companies				Washington Group				URS
					as of				as of
					November 2,		at $97.89		November 2,
Trading Multiple	Range		Median		2007		per share		2007

Enterprise Value/2008E EBITDA	5.5x — 18.1	x	13.6	x	14.1	x	14.2	x	10.0	x
Price/2008E EPS	12.4x — 28.5	x	22.9	x	25.7	x	26.2	x	20.6	x

Illustrative Analysis of Potential Future Stock Price.  Goldman Sachs performed an illustrative analysis of the standalone present value of potential future trading prices of Washington Group common stock by applying selected ranges of multiples to estimates of EPS of Washington Group based on management forecasts of Washington Group provided by the management of Washington Group and estimates provided by IBES. In performing this analysis, Goldman Sachs applied multiples ranging from 18x to 25x, based upon a review of current and historical multiples of price to EPS estimates provided by IBES of certain publicly traded corporations in the engineering and construction industry, including those with and without significant oil and gas exposure, to Washington Group’s estimated EPS for fiscal years 2008 and 2009. Based on the implied future share prices derived from the range of multiples noted above as well as the EPS estimates for Washington Group, Goldman Sachs calculated the present values of the resulting implied per share equity values using a discount rate of 9.5%. The results of this analysis are summarized below:

Implied Present
Value to Washington
Group Stockholders

Implied Present Value to Washington Group Stockholders
Based on 2008E EPS	$65.02 - $93.38
Based on 2009E EPS at a 9.5% Discount Rate	$65.75 - $96.52

Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on Washington Group using Washington Group’s management forecasts to determine indications of implied total equity values per share of Washington Group common stock based on the present value as of December 31, 2007 of the standalone, unlevered, after-tax estimated future free cash flows of Washington Group and net operating losses for United States federal income tax purposes, which are referred to as NOLs, available to Washington Group (including indications of value ranging from $4.61 to $4.75 per share for tax savings from goodwill deductibility and NOL carryforwards that were incorporated into the range of implied present values of the total equity value per share of Washington Group common stock). In performing the discounted cash flow analysis, Goldman Sachs calculated illustrative terminal values based upon free cash flow perpetuity growth rates ranging from 2.5% to 4.0%, and discounted all free cash flows to December 31, 2007 using discount rates ranging from 9.0% to 10.0%, reflecting estimates of the weighted average cost of capital for Washington Group. This analysis resulted in a range of implied present values of the total equity value per share of Washington Group common stock of $69.59 to $92.61. The illustrative terminal value calculations indicated a range of implied last twelve months EBITDA multiples of 6.9x to 10.4x and a range of implied forward price/earnings multiples of 14.8x to 21.7x. The calculations of implied multiples did not include the value related to tax savings from goodwill deductibility and NOL carryforwards. The mean of Washington Group’s last twelve months EBITDA multiples from July 2002 through May 2007 was 6.0x and the mean of industry composite last twelve months EBITDA multiples over a 10-year period ending May 2007 was 8.7x. Using the same range of perpetuity growth rate assumptions, assuming a discount rate of 9.5%, and applying annual percentage increases and decreases to Washington Group’s management’s estimates of earnings before interest and taxes (EBIT) from (5.0)% to 15.0%, Goldman Sachs also performed an illustrative sensitivity analysis and calculated the implied present values of the total equity value of Washington Group common stock of $70.49 to $96.46. Goldman Sachs noted that the 2008 IBES earnings per share estimate for Washington Group as of November 2, 2007 was approximately 8% above the 2008 IBES earnings per share estimate for Washinton Group as of May 25, 2007.

Premium Analysis at Implied Offer Price.  Goldman Sachs calculated the implied premium for Washington Group common stock represented by the implied consideration of $97.89 per share, as of November 2, 2007, of Washington Group common stock, consisting of $43.80 cash and 0.900 shares of URS common stock for each share of Washington Group common stock, and based on the volume-weighted average closing prices of Washington Group common stock on May 25, 2007 and the closing price of URS common stock on November 2, 2007 and during the one-month, three-month, six-month, twelve-month and three-year periods ended May 25, 2007.

The results of Goldman Sachs’ calculations are reflected below:

	Volume-
	Weighted
	Average	Implied
Day/Period:	Price	Premium

May 25, 2007	$69.97	39.9%
Three-Month Average	$65.57	49.3%
Six-Month Average	$62.80	55.9%
Twelve-Month Average	$59.64	64.1%
Three-Year Average	$51.50	90.1%

Precedent Premiums Analysis.  Goldman Sachs also analyzed the premiums for selected precedent transactions involving U.S. targets acquired for between $1 billion and $5 billion in transaction value since May 2005 in which the consideration included a cash component. Goldman Sachs analyzed such premiums as of one day, one week and four weeks prior to the announcement of the transaction. The results of Goldman Sachs’ analysis are reflected below:

	Percent of U.S. Targets from $1 Billion to $5 billion in Transaction Value Since May 2005, based on Premium to Price Prior to announcement:
% Premium	One Day	One Week	Four Weeks

< 0%	2%	3%	3%
0-10%	23%	19%	12%
10-25%	37%	36%	37%
25-50%	31%	36%	39%
> 50%	7%	7%	9%

Selected Precedent Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the engineering and construction industry since May 1999:

•	Acquisition of ABB Lummus Global Inc. by Chicago Bridge & Iron Company NV, announced on August 24, 2007;

•	Acquisition of VECO by CH2M HILL, announced June 15, 2007

•	Acquisition of Infrasource Services, Inc. by Quanta Services, Inc., announced on March 19, 2007;

•	Acquisition of Colt Engineering Corporation by WorleyParsons Limited, announced on February 8, 2007;

•	Acquisition of AMEC SPIE, SA by PAI Partners, announced on May 22, 2006;

•	Acquisition of DynCorp by The Veritas Capital Fund II, L.P., announced on December 12, 2004;

•	Acquisition of Parsons E&C Corporation by Worley Group Limited, announced on October 7, 2004;

•	Acquisition of Corsan-Corviam, SA by Isolux-Wat, SA, announced on May 1, 2004;

•	Acquisition of Consolidated Engineering Services, Inc. by EMCOR Group, Inc., announced on December 19, 2002;

•	Acquisition of SPIE, SA (Remaining 54%) by AMEC, plc, announced on December 5, 2002;

•	Acquisition of Carlyle-EG&G Services, Inc. by URS Corp., announced on July 17, 2002;

•	Acquisition of Bouygues Offshore, SA by Saipem S.p.A, announced on May 8, 2002;

•	Acquisition of Coflexip, SA by Technip, SA, announced on July 3, 2001;

•	Acquisition of Howe-Baker International, Inc. by Chicago Bridge & Iron NV, announced on July 31, 2000;

•	Acquisition of Stone & Webster, Inc. by Shaw Group, Inc., announced on July 14, 2000;

•	Acquisition of GTM Group, SA by Vinci, SA, announced on July 13, 2000;

•	Acquisition of Raytheon Engineers & Constructors International, Inc. by Morrison Knudsen Corp., announced on April 17, 2000;

•	Acquisition of AGRA, Inc. by AMEC, plc, announced on February 16, 2000;

•	Acquisition of MYR Group, Inc. by GPU, Inc., announced on December 22, 1999;

•	Acquisition of Nichols Research Corp. by Computer Sciences Corp., announced on September 20, 1999; and

•	Acquisition of Dames & Moore Group by URS Corp., announced on May 5, 1999.

For each of the selected transactions, Goldman Sachs calculated and compared, based on company reports, public filings, press releases, Wall Street research estimates and other public sources, the transaction value as a multiple of EBITDA for the latest twelve months and compared it against the multiples implied for the proposed transaction.

The following table presents the results of this analysis:

	Proposed		Selected Transactions
	Transaction		Mean		Median		High		Low

Implied Transaction Value as a Multiple of LTM EBITDA	16.7	x	8.5	x	8.7	x	17.1	x	4.0x

Illustrative Pro Forma Merger Analysis.  Goldman Sachs analyzed the potential pro forma impact of the transaction on URS’ GAAP earnings per share and cash earnings per share for the calendar years 2008 through 2009 based on (i) URS management forecasts provided by the management of URS, Washington Group management forecasts provided by the management of Washington Group and (ii) IBES estimates for Washington Group and URS financial forecasts, and in each case, using estimates of synergies resulting from the merger provided by the managements of URS and Washington Group and based on the closing prices per share of URS and Washington Group common stock as of November 2, 2007, the 0.900 of a share of URS common stock and $43.80 in cash to be received for each share of Washington Group common stock pursuant to the merger agreement, as amended, the number of shares and options to purchase shares of URS common stock outstanding as of November 2, 2007 and the number of shares and options to purchase shares of Washington Group common stock outstanding as of November 2, 2007.

Based on the projections and estimates provided by the management of URS and Washington Group, this analysis indicated that the transaction would be 10% dilutive to URS’ GAAP EPS and 2% accretive to URS’ cash EPS in 2008 and 3% dilutive to URS’ GAAP EPS and 8% accretive to URS’ cash EPS in 2009. Based on the IBES estimates for Washington Group and URS financial forecasts, this analysis indicated that the transaction would be 4% dilutive to URS’ GAAP EPS and 8.0% accretive to URS’ cash EPS in 2008 and 4% accretive to URS’ GAAP EPS and 14% accretive to URS’ cash EPS in 2009.

Illustrative Pro Forma Future Stock Price.  Goldman Sachs compared the illustrative potential standalone stock price analysis to the present value of the implied consideration to Washington Group stockholders based on potential future trading prices of URS common stock, incorporating the potential pro forma impact of the transaction, by applying selected ranges of multiples to pro forma estimates of EPS of URS based on (i) management forecasts of Washington Group provided by the management of Washington Group and management forecasts of URS provided by the management of URS and (ii) IBES estimates for Washington Group and URS financial forecasts. Goldman Sachs applied multiples ranging from 18x to 23x to the pro forma estimates of URS EPS for fiscal years 2008 and 2009. Based on the implied future share prices derived from the range of multiples noted above as well as the pro forma EPS estimates for URS, Goldman Sachs calculated the present values of the resulting implied per share consideration to Washington Group stockholders using discount rates of 9.0% and 9.5%. The results of this analysis are summarized below:

Implied Present
Value to Washington
Group Stockholder

Implied Present Value to Washington Group Stockholders
Based on 2008E EPS	$87.17-$102.00
Based on 2009E EPS at a 9.0% — 9.5% Discount Rate	$92.01-$105.72

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Washington Group or URS or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Washington Group’s board of directors as to the fairness from a financial point of view of the mixed merger consideration, all-cash consideration and all-stock consideration to be received by holders of shares of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement, as amended. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Washington Group, URS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be received by holders of shares of Washington Group common stock pursuant to the merger agreement, as amended, was determined through arms’-length negotiations between Washington Group and URS and was approved by Washington Group’s board of directors. Goldman Sachs provided advice to Washington Group during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Washington Group or its board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or consideration for the transaction.

As described above, Goldman Sachs’ opinion to Washington Group’s board of directors was one of many factors taken into consideration by Washington Group’s board of directors in making its determination to approve the merger agreement, as amended. The foregoing summary describes the material analyses underlying Goldman Sachs’ fairness opinion, but does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Washington Group in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement, as amended. In addition, Goldman

Sachs has provided certain investment banking and other financial services to Washington Group from time to time. Goldman Sachs also may provide investment banking and other financial services to Washington Group and URS in the future. In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation. Except for this transaction, the investment banking business of Goldman Sachs has not had any material engagements with Washington Group or any of its affiliates within the past two years for which it has received or will receive fees for its services. Goldman Sachs is not part of the syndicate providing financing to URS for the proposed Merger.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to Washington Group, URS and their respective affiliates, may actively trade the debt and equity securities of Washington Group and URS (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Washington Group selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 18, 2006, Washington Group engaged Goldman Sachs to act as its financial advisor in connection with the evaluation of potential strategic transactions. Pursuant to the terms of this engagement letter, Washington Group has agreed to pay Goldman Sachs a financial advisory fee of $1.0 million that has become due and payable (but will be credited against the payment of any transaction fee), and a transaction fee, calculated based on the aggregate consideration for the transaction, of approximately $22.4 million, $5.4 million of which became payable upon the public announcement of the transaction and the balance of which is contingent upon consummation of the transaction. If Goldman Sachs failed to deliver to Washington Group’s board of directors an opinion stating that the mixed merger consideration, all-cash consideration and all-stock consideration to be received by Washington Group’s stockholders in the merger was fair from a financial point of view to such stockholders, it is unlikely that the board would have approved the merger, preventing Goldman Sachs’s transaction fee from becoming payable. In addition, Washington Group has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Supplemental Material United States Federal Income Tax Consequences

This discussion of supplemental United States federal income tax consequences is a supplement to, and is intended to be read together with, the discussion of “Material United States Federal Income Tax Consequences” set forth in the September 28 joint proxy statement/prospectus. The qualifications and limitations set forth in such discussion are applicable to this discussion.

In the September 28 joint proxy statement/prospectus, the bullet-point list immediately following the sentence that reads, “Based on and subject to the foregoing, the material United States federal income tax consequences of the merger transaction to holders of Washington Group common stock will be as follows” is amended and restated as follows:

•	a Washington Group stockholder who receives solely URS common stock in the merger will not recognize gain or loss (except to the extent the stockholder receives cash instead of a fractional share of URS common stock, as discussed below);

•	a Washington Group stockholder who receives solely cash in the merger will recognize capital gain or loss in an amount equal to the difference between such stockholder’s tax basis in the Washington Group common stock exchanged in the merger and the amount of cash received in the merger;

•	a Washington Group stockholder who receives both URS common stock and cash in the merger will recognize gain (but not loss) with respect to its shares of Washington Group common stock in an amount equal to the lesser of (i) any gain realized with respect to such stock or (ii) the amount of cash received with respect to such stock (other than any cash received instead of a fractional share of URS common stock). A holder’s gain realized will equal the difference between the fair market value of the URS common stock and cash received and such holder’s tax basis in the Washington Group common stock surrendered. Any such gain recognized will be a capital gain;

•	a Washington Group stockholder’s aggregate tax basis for the shares of URS common stock received in the merger (including any fractional share interest for which cash is received) will equal the stockholder’s aggregate tax basis in the shares of Washington Group common stock surrendered upon completion of the merger, increased by any gain recognized by such holder in the merger (other than gain resulting from the receipt of cash instead of a fractional share of URS common stock) and reduced by the amount of any cash received in the merger (other than any cash received instead of a fractional share of URS common stock);

•	a Washington Group stockholder’s holding period for the shares of URS common stock received in the merger (including any fractional share interest for which cash is received) will include the period during which the shares of Washington Group common stock surrendered in the merger were held; and

•	a Washington Group stockholder who receives cash instead of a fractional share of URS common stock in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s adjusted tax basis allocable to such fractional share.

Appraisal Rights

Any stockholder who wishes to assert appraisal rights should not submit an election form, as doing so will be considered a withdrawal of any previously filed written demand for appraisal. For additional information regarding appraisal rights, see “The Merger — Appraisal Rights,” beginning on page 91 of the September 28 joint proxy statement/prospectus.

Interests of Washington Group’s Directors and Executive Officers in the Merger

In considering the recommendation of the Washington Group board of directors with respect to the merger agreement, Washington Group stockholders should be aware that some of the Washington Group directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Washington Group stockholders generally. These interests and arrangements may create potential conflicts of interest. The Washington Group board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve and adopt the merger agreement and to recommend that Washington Group stockholders vote in favor of adopting the merger agreement and approving the merger.

Stock Options, Restricted Stock, Deferred Shares and Performance Units

Stock Options

Immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive either cash or URS common stock or a combination of cash and URS common stock as described in “The Amendment to the Merger Agreement — Increase in Option Consideration” on page S-33 and “The Amendment to the Merger Agreement — Proration of the Stock and Cash Elections” beginning on page S-33. The cash and shares payable pursuant to the preceding sentence will be subject to any applicable withholding taxes. Immediately after the merger is completed, any cancelled option will no longer be exercisable by its former holder, but will only entitle the holder to the payment of the option consideration.

Deferred Shares

Upon the completion of the merger, each deferred share of Washington Group will be converted into the right to receive $97.89 in cash, payable on a deferred basis at the time that the underlying deferred shares would have been settled under their terms as in effect immediately prior to the effective time of the merger, plus earnings thereon as described in the merger agreement.

Consideration to be Received by Directors and Executive Officers

The following table reflects the amounts described above and under “The Merger — Interests of Washington Group’s Directors and Executive Officers in the Merger” beginning on page 95 of the September 28 joint proxy statement/prospectus, with respect to each of Washington Group’s directors and executive officers as a result of the merger.

	Value of	WGI Restricted
	Consideration in	Stock that Will Vest	Cash Proceeds in	Cash Proceeds in
	Respect of WGI	and Receive Merger	Respect of WGI	Respect of WGI	Cost of Cash
	Unvested Options	Consideration	Deferred Shares	Performance Units	Severance Benefits
	$(1)	#	$	$	$(2)

Stephen G. Hanks	4,362,208	52,400	—	5,305,000	7,150,110	(3)
George H. Juetten	1,124,508	14,100	759,626	2,378,630	2,731,315
Stephen M. Johnson	1,480,968	18,350	—	3,036,375	2,999,384
Thomas H. Zarges	1,293,572	16,100	619,056	2,675,655	2,999,384
Louis E. Pardi	717,334	9,275	—	1,567,813	2,073,329
Larry L. Myers	382,350	4,763	277,910	800,670	1,732,151
Richard D. Parry	337,230	4,100	212,519	683,170	1,659,041
Frank S. Finlayson	331,668	4,250	—	711,183	640,600
Cynthia Stinger	229,054	2,850	—	456,628	525,402
Jerry K. Lemon	223,042	2,763	—	453,128	472,090
Craig G. Taylor	117,416	1,450	—	247,860	422,737
John R. Alm	—	—	268,316	—	—
David H. Batchelder	—	—	563,455	—	—
Michael L. D’Appolonia	—	—	563,455	—	—
Scott Greer	—	—	563,455	—	—
Gail E. Hamilton	—	—	380,401	—	—
William H. Mallender	—	—	563,455	—	—
Michael P. Monaco	—	—	563,455	—	—
Cordell Reed	—	—	563,455	—	—
Dennis R. Washington	—	—	—	—	—
Dennis K. Williams	—	—	563,455	—	—

(1)	Based on the number of unvested options to acquire Washington Group common stock that will vest in the merger and the weighted average exercise price of each option.

(2)	Assumes the merger is completed on November 15, 2007 and that thereafter each executive officer’s employment is terminated on that date by Washington Group without cause or voluntarily terminated on that date by the executive officer for good reason.

(3)	Includes a payment of $2,035,000 in respect of Mr. Hanks’ covenant not to compete with Washington Group for a period of at least twelve months following a qualifying termination of employment.

THE AMENDMENT TO THE MERGER AGREEMENT

The following summary describes the amendment to the merger agreement and the material effect of the amendment on the original terms of the merger. The amendment to the merger agreement is included as Annex A and is incorporated by reference into this supplement. This summary may not contain all of the information about the amendment to the merger agreement that is important to you. You are encouraged to read the amendment to the merger agreement carefully in its entirety.

The September 28 joint proxy statement/prospectus includes the original merger agreement as an annex and also includes a summary of the merger agreement, beginning on page 100 of the September 28 joint proxy statement/prospectus.

Increase in Merger Consideration; Stock and Cash Elections

The amendment to the merger agreement provides for an increase in the merger consideration to be received by Washington Group stockholders in the merger. In addition, under the merger agreement, as amended, each Washington Group stockholder will have the right to elect to receive, for each Washington Group share owned:

•	a combination of 0.90 of a share of URS common stock and $43.80 in cash, which is referred to as the mixed merger consideration;

•	an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the Volume Weighted Average Price, which sum we refer to as the maximum per share cash amount; or

•	a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price, which sum we refer to as the maximum per share stock amount.

Washington Group stockholders may elect to receive one of these three categories of merger consideration. Washington Group stockholders that do not make either an all-cash or an all-stock election will automatically receive the mixed merger consideration, except with respect to shares as to which they have validly demanded and perfected appraisal rights under Delaware law. Election materials are included in this package.

Proration of the Stock and Cash Elections By Stockholders

URS will pay Washington Group stockholders an overall per-share mix of 0.90 of a share of URS common stock and $43.80 in cash for each outstanding share of Washington Group common stock taken together, providing for a blended merger consideration value of approximately $98.98 per share of Washington Group common stock based on the volume weighted average trading prices of URS common stock on November 2, 2007. The aggregate amount of URS common stock that will be issued in the merger to holders of Washington Group common stock will be equal to 0.90 multiplied by the total number of shares of Washington common stock outstanding immediately prior to completion of the merger, other than those shares held by URS or any subsidiary of URS, treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law. The aggregate amount of cash that will be paid to holders of Washington Group common stock in the merger will be equal to $43.80 multiplied by the total number of shares of Washington Group common stock outstanding immediately prior to completion of the merger, other than those shares held by URS or any subsidiary of URS, treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, which we refer to as the aggregate cash amount. Based on the outstanding shares and equity awards of Washington Group as of November 2, 2007, in the aggregate, Washington Group shares and equity awards will be converted into approximately $1.4 billion in cash and approximately 29.4 million shares of URS common stock.

Although Washington Group stockholders who elect the mixed merger consideration will not be subject to proration, all-stock and all-cash elections are subject to proration to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together. Assuming, for this purpose only, a Volume Weighted Average Price of $61.3165, proration will occur for Washington Group stockholders making all-cash elections if the number of all-cash elections make up more than approximately 45% of the total number of all-cash and all-stock elections. However, in all cases,

Washington Group stockholders who make the all-cash election will receive at least as much cash as is received by stockholders electing the mixed merger consideration. Similarly, assuming, for this purpose only, a Volume Weighted Average Price of $61.3165, proration will occur for Washington Group stockholders making all-stock elections if the number of all-stock elections make up more than approximately 55% of the total number of all-cash and all-stock elections. However, in all cases, Washington Group stockholders who make the all-stock election will receive at least as much stock as is received by stockholders electing the mixed merger consideration.

We illustrate below how the proration mechanism will be used and calculated.

Proration If Too Much Cash Is Elected By Stockholders

Assuming a Volume Weighted Average Price of $61.3165, if the number of all-cash elections make up more than approximately 45% of the total number of all-cash and all-stock elections, Washington Group stockholders making an all-cash election will not receive the maximum per share cash amount for each share of Washington Group common stock, but instead will receive a mix of stock and cash calculated in the following manner:

Step 1:  Derive the available cash election amount: The available cash election amount is equal to the aggregate cash amount minus the amount of cash to be paid in respect of shares of Washington Group common stock as to which a valid election for the mixed merger consideration was made or is deemed to have been made.

Step 2:  Derive the all-cash elected amount: The all-cash elected amount is an amount equal to $98.98 multiplied by the number of shares of Washington Group common stock as to which a valid all-cash election was made. If the all-cash elected amount exceeds the available cash election amount, then steps 3 through 6 below will be completed. However, if the available cash election amount exceeds the all-cash elected amount, then steps 3 through 6 below will not be completed because Washington Group stockholders making an all-cash election will receive the maximum per share cash amount.

Step 3:  Derive the cash proration factor: The cash proration factor equals the available all-cash election amount divided by the all-cash elected amount.

Step 4:  Derive the prorated cash merger consideration: The prorated cash merger consideration is an amount in cash equal to $98.98 multiplied by the cash proration factor.

Step 5:  Derive the prorated stock merger consideration: The prorated stock merger consideration is an amount of shares of URS common stock equal to product of (i) the maximum per share stock amount multiplied by (ii) one (1) minus the cash proration factor.

Step 6:  Determine the stock and cash mix: Each share of Washington Group common stock as to which a valid all-cash election was made will be converted into the right to receive the prorated cash merger consideration and the prorated stock merger consideration.

Proration If Too Many Shares of URS Common Stock Are Elected By Stockholders

Assuming a Volume Weighted Average Price of $61.3165, if the number of all-stock elections make up more than approximately 55% of the total number of all-cash and all-stock elections, Washington Group stockholders making an all-stock election will not receive the maximum per share stock amount for each share of Washington Group common stock, but instead will receive a mix of stock and cash calculated in the following manner:

Step 1:  Derive the available cash election amount: The available cash election amount is equal to the aggregate cash amount minus the amount of cash to be paid in respect of shares of Washington Group common stock as to which a valid election for the mixed merger consideration was made or is deemed to have been made.

Step 2:  Derive the all-cash elected amount: The all-cash elected amount is an amount equal to $98.98 multiplied by the number of shares of Washington Group common stock as to which a valid all-cash election was made. If the available cash election amount exceeds the all-cash elected amount, then steps 3 through 6 below will be completed. However, if the all-cash elected amount exceeds the available cash election amount, then steps 3 through 6 below will not be completed because Washington Group stockholders making an all-stock election will receive the maximum per share stock amount.

Step 3:  Derive the excess cash amount: The excess cash amount is the difference between the available cash election amount and the all-cash elected amount.

Step 4:  Derive the prorated cash merger consideration: The prorated cash merger consideration is an amount in cash equal to the excess cash amount divided by the number of shares of Washington Group common stock as to which a valid all-stock election was made.

Step 5:  Derive the stock proration factor: The stock proration factor is a fraction the numerator of which is equal to $98.98 minus the per share prorated cash consideration calculated in Step 4 and the denominator of which is $98.98.

Step 6:  Derive the prorated stock merger consideration: The prorated stock merger consideration is a number of shares of URS common stock equal to the product of the maximum per share stock amount multiplied by the stock proration factor.

Step 7:  Determine the stock and cash mix: Each share of Washington Group common stock as to which a valid all-stock election was made will be converted into the right to receive the prorated cash merger consideration and the prorated stock merger consideration.

Increase in Option Consideration; Stock and Cash Elections

The amendment to the merger agreement provides for an increase in the consideration to be received by Washington Group optionholders in the merger. Under the amended merger agreement, immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the effective time of the merger will be cancelled and converted into the right to receive the “option consideration,” which equals the product of (1) the number of shares of Washington Group common stock subject to such option and (2) the excess, if any, of $97.89 over the exercise price per share of Washington Group common stock subject to the option. Under the amended merger agreement, each Washington Group optionholder, other than Dennis Washington, will have the right to elect to receive the option consideration, for each cancelled Washington Group option owned, in:

•	a combination of (i) an amount in cash, without interest, equal to the option consideration multiplied by 0.4474, which amount in cash is referred to as the “per option mixed cash consideration,” and (ii) a number of shares of URS common stock equal to the option consideration less the cash payable pursuant to the preceding clause (i), divided by $60.10, which combination is referred to as the “per option mixed consideration;”

•	an amount in cash, without interest, equal to the option consideration; or

•	a number of shares equal to the option consideration divided by $60.10.

Washington Group optionholders, other than Mr. Washington, may elect to receive one of these three categories of option consideration. Mr. Washington will not be entitled to make an election with respect to any cancelled options held by him after the effective time of the merger. Instead, under the merger agreement, as amended, any cancelled option held by Mr. Washington will be exchanged only for the combination of cash and stock, as if Mr. Washington had elected the per option mixed consideration. Washington Group optionholders that do not make either an all-cash or an all-stock election will automatically receive the mixed option consideration. Election materials are included in this package.

Proration of the Stock and Cash Elections By Optionholders

Of the aggregate option consideration that URS will pay to Washington Group optionholders, 44.74% will be paid in cash and the remaining 55.26% will be paid in shares of URS stock. In the aggregate, URS will issue approximately 3.0 million shares of URS common stock and pay approximately $144.5 million in cash to Washington Group optionholders in the merger.

Although Washington Group optionholders who elect the mixed option consideration will not be subject to proration, all-stock and all-cash elections are subject to proration to preserve an overall allocation of 44.74% of the aggregate option consideration being paid in cash and the remaining 55.26% of the aggregate option consideration being paid in shares of URS common stock. Assuming, for this purpose only, that shares of URS common stock are valued at $60.10 per share, proration will occur for Washington Group optionholders making all-cash elections if the aggregate option consideration represented by the number of all-cash elections makes up more than approximately 44.74% of the total number of all-cash and all-stock elections. However, in all cases, Washington Group optionholders who make the all-cash election will receive at least as much cash as is received by optionholders electing the mixed merger consideration. Similarly, assuming, for this purpose only, that shares of URS common stock are valued at $60.10 per share, proration will occur for Washington Group optionholders making all-stock elections if the aggregate option consideration represented by the number of all-stock elections makes up more than approximately 55.26% of the aggregate option consideration represented by the total number of all-cash and all-stock elections. However, in all cases, Washington Group optionholders who make the all-stock election will receive at least as much stock as is received by optionholders electing the mixed merger consideration.

We illustrate below how the option consideration proration mechanism will be used and calculated.

Proration If Too Much Cash Is Elected By Optionholders

Assuming that shares of URS common stock are valued at $60.10 per share, if the aggregate option consideration represented by the number of all-cash elections make up more than approximately 44.74% of the aggregate option consideration represented by the total number of all-cash and all-stock elections, Washington Group optionholders making an all-cash election will not receive an amount in cash, without interest, equal to the option consideration for each cancelled Washington Group option, but instead will receive a mix of stock and cash calculated in the following manner:

Step 1:  Derive the available cash option election amount: The available cash option election amount is equal to the aggregate amount of per option mixed cash consideration that would be payable to holders of mixed election options if all cancelled Washington Group options were converted into mixed election options, minus the aggregate amount of per option mixed cash consideration payable to all holders of mixed election options.

Step 2:  Derive the all-cash option elected amount: The all-cash option elected amount is equal to the aggregate amount of option consideration payable to all holders that made an all-cash election. If the all-cash option elected amount exceeds the available cash option election amount, then steps 3 through 6 below will be completed. However, if the available cash option election amount exceeds the all-cash option elected amount, then steps 3 through 6 below will not be completed because Washington Group optionholders making an all-cash election will receive an amount in cash, without interest, equal to the option consideration for each cancelled Washington Group option.

Step 3:  Derive the option cash proration factor: The option cash proration factor equals the available all-cash option election amount divided by the all-cash option elected amount.

Step 4:  Derive the prorated cash option consideration: The prorated cash option consideration is an amount in cash equal to the option consideration multiplied by the option cash proration factor.

Step 5:  Derive the prorated stock option consideration: The prorated stock option consideration is an amount of shares of URS common stock equal to product of (i) the option consideration divided by $60.10, multiplied by (ii) one (1) minus the option cash proration factor.

Step 6:  Determine the stock and cash mix: Each cancelled Washington Group option as to which a valid all-cash election was made will be converted into the right to receive the prorated cash option consideration and the prorated stock option consideration.

Proration If Too Many Shares of URS Common Stock Are Elected By Optionholders

Assuming that shares of URS common stock are valued at $60.10 per share, if the aggregate option consideration represented by the number of all-stock elections makes up more than approximately 55.26% of the aggregate option consideration represented by the total number of all-cash and all-stock elections, Washington Group optionholders making an all-stock election will not receive an amount of shares of URS common stock equal to the option consideration divided by $60.10 for each cancelled Washington Group option, but instead will receive a mix of stock and cash calculated in the following manner:

Step 1:  Derive the available cash option election amount: The available cash option election amount is equal to the aggregate amount of per option mixed cash consideration that would be payable to holders of mixed election options if all cancelled Washington Group options were converted into mixed election options, minus the aggregate amount of per option mixed cash consideration payable to all holders of mixed election options.

Step 2:  Derive the all-cash option elected amount: The all-cash option elected amount is equal to the aggregate amount of option consideration payable to all holders that made an all-cash election. If the available cash option election amount exceeds the all-cash option elected amount, then steps 3 through 6 below will be completed. However, if the all-cash option elected amount exceeds the available cash option election amount, then steps 3 through 6 below will not be completed because Washington Group optionholders making an all-stock election will receive a number of shares equal to the option consideration divided by $60.10 for each cancelled Washington Group option.

Step 3:  Derive the excess cash option amount: The excess cash option amount is the difference between the available cash option election amount and the all-cash option elected amount.

Step 4:  Derive the prorated cash option consideration: The prorated cash option consideration is an amount in cash equal to the product of the excess cash option amount multiplied by a fraction, the numerator of which shall be the option consideration and the denominator of which shall be the aggregate amount of option consideration payable to all holders of stock election options.

Step 5:  Derive the option proration factor: The option proration factor is a fraction, the numerator of which is the option consideration minus the prorated cash option consideration and the denominator of which is the option consideration.

Step 6:  Derive the prorated stock option consideration: The prorated stock option consideration is a number of shares of URS common stock equal to the product of (i) the option consideration divided by $60.10, multiplied by (ii) the option proration factor.

Step 7:  Determine the stock and cash mix: Each cancelled Washington Group option as to which a valid all-stock election was made will be converted into the right to receive the prorated cash option consideration and the prorated stock option consideration.

THE OPTION EXERCISE AND TRANSACTION SUPPORT AGREEMENT

The following summary describes the material provisions of the option exercise and transaction support agreement, which is referred to as the support agreement, entered into by URS, Washington Group and Dennis Washington on November 4, 2007, and which is included in this supplement as Annex B and is incorporated by reference into this supplement. The summary may not contain all of the information about the support agreement that is important to you. You are encouraged to read the support agreement in its entirety.

Pursuant to the support agreement, Mr. Washington agreed to exercise his options and vote in favor of the merger if necessary to achieve the required Washington Group stockholder approval. The exercise price will be paid entirely in cash, with the result that, following the exercise, he will have record and beneficial ownership of 3,224,100 shares of Washington Group common stock. Under the support agreement, he has also agreed not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of any of his options or shares until the earlier of the consummation of the proposed transaction and the termination of the amended merger agreement. From and after the exercise of his options, he has agreed to vote, his shares in favor of the amended merger agreement and the approval of the transactions contemplated thereby and against any proposal for any recapitalization, merger, sale of assets or other business combination between Washington Group and any person or entity other than URS. He will be eligible to vote those shares on any proposals at the special meeting if the special meeting is adjourned or postponed again and a new record date is set for the meeting. Under certain circumstances, at the request of URS, Mr. Washington must irrevocably constitute and appoint URS as his attorney and proxy with full power to vote his shares of Washington Group common stock in favor of the merger. The Support Agreement will terminate on the earlier to occur of (a) the termination of the merger agreement in accordance with the terms thereof, (b) the date following the date of the Washington Group Stockholder meeting, including any adjournment or postponement thereof and (c) the effective time of the merger. Nothing in the Support Agreement may be construed to limit or affect any action or inaction by Mr. Washington in his capacity as a director or fiduciary of Washington Group. The independent directors of Washington Group authorized Washington Group to pay Mr. Washington’s filing fee under the HSR Act, and the legal fees of his counsel in preparing such filing without any gross-up for imputed income.

On November 5, 2007, Mr. Washington and Washington Group filed notifications under the HSR Act in connection with the exercise of his options.

UPDATE TO FINANCIAL FORECASTS

On November 2, 2007, representatives of URS management and representatives of Washington Group management, together with their respective financial and legal advisors, met to discuss the financial performance and outlook of URS and Washington Group. In the course of these discussions, the representatives of URS and Washington Group management provided the financial forecasts set forth below. These financial forecasts update or confirm the information contained under “Financial Forecasts” beginning on page 133 of the September 28, joint proxy statement/prospectus.

These financial forecasts were developed from historical financial statements and do not give effect to any changes or expenses as a result of the merger or any other effects of the merger. Furthermore, the financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP.

The financial forecasts of URS and Washington Group included below were prepared by, and are the responsibility of, URS management and Washington Group management, respectively. Neither URS’ nor Washington Group’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. The auditors’ reports included in the September 28 joint proxy statement/prospectus relate, to URS and Washington Group’s historical financial information. The auditors’ reports do not extend to prospective financial information and should not be read to do so. In addition, Morgan Stanley and Goldman Sachs did not assist in the preparation of the financial forecasts, have no responsibility for the financial forecasts, and may have varied some of the assumptions underlying the financial forecasts for purposes of their respective analyses. Furthermore, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of URS and Washington Group and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for URS’ and Washington Group’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

URS and Washington Group believe that the assumptions that their respective managements used as a basis for the financial forecasts were reasonable at the time the financial forecasts were prepared, given the information their respective managements had at the time.

These financial forecasts are not a guarantee of performance. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of URS, Washington Group and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond URS’ and/or Washington Group’s ability to control or predict. Neither URS nor Washington Group can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. Since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. URS and Washington Group do not intend to update or revise the financial forecasts.

The financial forecasts are forward-looking statements. For more information on factors which may cause URS’ and Washington Group’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 41 and “Risk Factors” on page 19 of the September 28 joint proxy statement/prospectus. URS’ and Washington Group’s management have prepared their respective financial forecasts using accounting policies consistent with their respective annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The financial forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

Updated URS Financial Forecasts

Projected Fiscal Year Ending
December 28,
2007 Guidance	2007
(In millions, except per share data)

Revenue	$4,850
Net Income	$134
Diluted Earnings Per Share	$2.50-$2.55

2008 and 2009 Guidance

URS management confirmed the forecasts for the projected fiscal years 2008 and 2009 set forth under “Financial Forecasts — URS Financial Forecasts” beginning on page 133 of the September 28 joint proxy statement/prospectus.

Updated Washington Group Financial Forecasts

Projected Fiscal Year Ending
December 28,
2007 Guidance	2007
(In millions, except per share data)

Revenue	$4,039
Net Income	$99
Diluted Earnings Per Share	$3.06-3.39

The above financial forecast assumes that Washington Group continues to operate as a stand-alone company through fiscal 2007, and excludes merger-related costs and future change orders and claim recoveries.

2008 Guidance

Washington Group management confirmed the forecast for the projected fiscal year 2008 set forth under “Financial Forecasts — Washington Group Financial Forecasts” beginning on page 133 of the September 28 joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of June 29, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the six months ended June 29, 2007 are based on the separate historical consolidated financial statements of URS and Washington Group. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 29, 2007 reflects the merger and related events as if they had been consummated on June 29, 2007. The unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the six months ended June 29, 2007 reflect the merger and related events as if they had been consummated on December 31, 2005, the beginning of URS’ 2006 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of URS and Washington Group believe reasonably reflect the merger. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical unaudited financial statements of URS as of and for the six months ended June 29, 2007 included in URS’ Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007, which is incorporated by reference into the September 28 joint proxy statement/prospectus;

•	the separate historical audited financial statements of URS as of and for the fiscal year ended December 29, 2006 included in URS’ Annual Report on Form 10-K for the fiscal year ended December 29, 2006, which is incorporated by reference into the September 28 joint proxy statement/prospectus;

•	the separate historical unaudited financial statements of Washington Group as of and for the six months ended June 29, 2007 included in Washington Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007, which is incorporated by reference into the September 28 joint proxy statement/prospectus; and

•	the separate historical audited financial statements of Washington Group as of and for the fiscal year ended December 29, 2006 included in Washington Group’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006, as amended, which is incorporated by reference into the September 28 joint proxy statement/prospectus.

The financial statements identified above are also incorporated by reference into this supplement to the September 28 joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this supplement to the September 28 joint proxy statement/prospectus, and how you may obtain it, see “Additional Information — Where You Can Find More Information” on page 146 of the September 28 joint proxy statement/prospectus.

We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting, with URS as the acquirer. Accordingly, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Washington Group acquired in connection with the merger, based on their respective fair values. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this joint proxy statement/prospectus.

In connection with the plan to integrate the operations of URS and Washington Group, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of URS and Washington Group, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 29, 2007

	Historical
	URS	Washington Group	Pro Forma		Pro Forma
	Corporation	International, Inc.	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$63,511	$136,490	$(136,490	)(a)	$63,511
Accounts receivable, net	665,913	287,436	—		953,349
Costs and accrued earnings in excess of billings on contracts in process, net	565,493	345,244	—		910,737
Deferred tax assets	40,725	93,189	1,443	(f)	135,357
Prepaid expenses and other current assets	86,243	170,609	5,342	(b)	270,375
			8,181	(c)

Total current assets	1,421,885	1,032,968	(121,524)		2,333,329
Property and equipment at cost, net	170,011	203,629	—		373,640
Goodwill	1,006,832	97,076	2,070,172	(d)	3,077,004
			(97,076	)(d)
Purchased intangible assets, net	3,339	21,353	628,726	(e)	632,065
			(21,353	)(e)
Deferred tax assets	—	237,328	(175,575	)(f)	61,753
Other assets	32,862	132,824	20,475	(b)	236,161
			50,000	(g)

Total assets	$2,634,929	$1,725,178	$2,353,845		$6,713,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank overdraft.	$819	$—	$—		$819
Current portion of long-term debt	16,487	—	58,100	(h)	74,587
Accounts payable	307,463	299,778	—		607,241
Accrued salaries and wages	234,371	183,922	42,026	(j)	460,319
Accrued expenses and other current liabilities	79,157	38,068	56,350	(i)	194,170
			924	(k)
			19,671	(m)
Billings in excess of costs and accrued earnings on contracts in process	128,956	132,520	—		261,476

Total current liabilities	767,253	654,288	177,071		1,598,612
Long-term debt	116,004	—	1,272,912	(h)	1,388,916
Deferred tax liabilities	17,453	—	(17,453	)(f)	—
Other long-term liabilities	128,887	212,333	11,619	(m)	347,644
			4,620	(k)
			(9,815	)(j)

Total liabilities	1,029,597	866,621	1,438,954		3,335,172

Minority interests	6,768	11,629	—		18,397
Stockholders’ equity:
Common stock	531	304	(304	)(l)	825
			294	(l)
Treasury stock	(287)	(67,474)	67,474	(l)	(287)
Additional paid-in capital	999,711	685,024	(685,024	)(l)	2,764,254
			1,764,543	(l)
Accumulated other comprehensive income (loss)	(462)	21,851	(21,851	)(l)	(462)
Retained earnings	599,071	207,223	(207,223	)(l)	596,053
			(876	)(b)
			(2,142	)(b)

Total stockholders’ equity	1,598,564	846,928	914,891		3,360,383

Total liabilities and stockholders’ equity	$2,634,929	$1,725,178	$2,353,845		$6,713,952

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 29, 2007

	Historical (Note 3)		Pro Forma
	URS	Washington Group	Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)

Revenues	$2,375,636	$1,789,253	$18,265	(n)	$4,183,154
Direct operating expenses	(1,576,831)	(1,333,545)	2,186	(o)	(2,923,619)
			(15,429	)(p)

Excess of revenues over direct operating expenses	798,805	455,708	5,022		1,259,535
Equity in income of unconsolidated subsidiaries	6,757	12,934	—		19,691
Indirect, general and administrative expenses	(679,414)	(417,666)	(5,894	)(p)	(1,096,324)
			6,650	(q)

Operating income	126,148	50,976	5,778		182,902

Interest expense	(7,991)	(2,981)	(49,403	)(r)	(60,375)

Income before taxes and minority interests	118,157	47,995	(43,625)		122,527
Income tax expense	(49,032)	(21,462)	17,668	(s)	(52,826)
Minority interests, net of tax	(1,962)	(2,802)	—		(4,764)

Net income	$67,163	$23,731	$(25,957)		$64,937

Net income per common share:
Basic	$1.31	$0.83			$0.80

Diluted	$1.28	$0.77			$0.79

Weighted average shares outstanding:
Basic	51,367	28,742			80,732 (t)

Diluted	52,444	30,740			81,809 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Fiscal Year Ended December 29, 2006

	Historical (Note 3)		Pro Forma
	URS	Washington Group	Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)

Revenues	$4,222,836	$3,398,082	$8,805	(n)	$7,629,723
Direct operating expenses	(2,737,828)	(2,560,888)	(19,700	)(n)	(5,335,412)
			13,862	(o)
			(30,858	)(p)

Excess of revenues over direct operating expenses	1,485,008	837,194	(27,891)		2,294,311
Equity in income of unconsolidated subsidiaries	17,314	35,816	—		53,130
Indirect, general and administrative expenses	(1,283,533)	(747,103)	(11,801	)(p)	(2,042,437)

Operating income	218,789	125,907	(39,692)		305,004

Interest expense	(19,740)	(11,279)	(87,975	)(r)	(118,994)

Income before taxes and minority interests	199,049	114,628	(127,667)		186,010
Income tax expense	(84,793)	(30,590)	51,705	(s)	(63,678)
Minority interests, net of tax	(1,244)	(3,192)	—		(4,436)

Net income	$113,012	$80,846	$(75,962)		$117,896

Net income per common share:
Basic	$2.23	$2.83			$1.47

Diluted	$2.19	$2.64			$1.46

Weighted average shares outstanding:
Basic	50,705	28,605			80,070 (t)

Diluted	51,652	30,608			81,017 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On May 27, 2007, URS and Washington Group entered into a merger agreement, pursuant to which a wholly owned subsidiary of URS will merge with and into Washington Group, with Washington Group continuing as the surviving corporation and a wholly owned subsidiary of URS. Immediately following this merger, URS will cause Washington Group to merge with and into another wholly owned subsidiary of URS with this subsidiary continuing as the surviving corporation and a wholly owned subsidiary of URS. On November 4, 2007, URS and Washington Group amended the terms of the merger agreement. The amendment has the effect of increasing the merger consideration to be paid to Washington Group stockholders for their shares and of providing Washington Group stockholders the additional flexibility to elect to receive merger consideration either all in shares of URS common stock or all in cash (subject to proration as described below). The transaction is to be accounted for using the purchase method of accounting. For purposes of these unaudited pro forma condensed combined financial statements, URS has assumed the total preliminary purchase consideration in the merger to be approximately $3.2 billion, consisting of $1.4 billion in cash, shares of URS common stock valued at $1.8 billion, and approximately $30.0 million in transaction costs, excluding financing costs, to be paid by URS.

Under the terms of the amended merger agreement, each Washington Group stockholder will have the right to elect to receive, for each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest, (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received, as defined as “VWAP” in the Bloomberg function VAP (the “Volume Weighted Average Price”) or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price; provided, however, that all-cash and all-stock elections are subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together. Accordingly, the total purchase price for financial reporting purposes will not vary as a result of individual stockholder elections. URS will not issue fractional shares of URS common stock in the merger. Instead, each Washington Group common stockholder will receive cash in lieu of fractional shares of URS common stock to which any Washington Group common stockholder is entitled. In addition, immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the effective time of the merger will be cancelled and converted into the right to receive the “option consideration,” which equals the product of (1) the number of shares of Washington Group common stock subject to such option and (2) the excess, if any, of $97.89 over the exercise price per share of Washington Group common stock subject to the option. Each Washington Group optionholder, other than Dennis Washington, will have the right to elect to receive the option consideration, for each cancelled Washington Group option owned, in (a) a combination of (i) an amount in cash, without interest, equal to the option consideration multiplied by 0.4474 and (ii) a number of shares of URS common stock equal to the option consideration less the cash payable pursuant to the preceding clause (i), divided by $60.10, which is referred to as a mixed option election; (b) an amount in cash, without interest, equal to the option consideration; or (c) a number of shares of URS common stock equal to the option consideration divided by $60.10; provided, however, that all-cash and all-stock elections are subject to proration in order to preserve an overall option consideration value mix of 44.74% cash and 55.26% URS common stock. Any cancelled option held by Mr. Washington will be exchanged only for the combination of cash and stock, as if Mr. Washington had made a mixed option election. In the merger, URS expects to issue approximately 29.4 million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding as of November 2, 2007 and assuming that all of the equity awards outstanding as of November 2, 2007 remain outstanding as of the effective time of the merger. For more information on the merger consideration, please see “The Amendment to the Merger Agreement — Increase in Merger Consideration; Stock and Cash Elections” beginning on page S-31 and “The Amendment to the Merger Agreement — Increase in Option Consideration; Stock and Cash Elections” beginning on page S-33.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed combined balance sheet contains a preliminary estimate of the purchase price allocation, assuming a per share value of URS common stock of $60.10, the closing market price of URS common stock on November 2, 2007. The final purchase price will be based on the average of the closing market prices of URS common stock for the period beginning two trading days before and ending two trading days after November 5, 2007, the day the amendment to the merger was announced.

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for using the purchase method of accounting, which is referred to as purchase accounting, with URS as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Washington Group are adjusted to their fair values. For purposes of these preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming Washington Group’s accounting policies to those of URS. Additionally, amounts in the historical consolidated financial statements of Washington Group have been reclassified, where necessary, to conform to the URS financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the merger.

The preliminary unaudited pro forma adjustments represent each management’s estimates based on information available as of the time this joint proxy statement/prospectus was prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Washington Group’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming Washington Group’s accounting policies to those of URS, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Washington Group’s assets, liabilities, contracts and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Based on Washington Group’s shares of common stock and equity awards outstanding as of November 2, 2007 and assuming that all of the equity awards outstanding as of November 2, 2007 remain outstanding as of the effective time of the merger, the total preliminary estimated purchase price is as follows:

	Shares	Amounts
	(In thousands)

Cash consideration
Cash consideration for Washington Group common stock outstanding at $43.80 per share	29,331	$1,284,698
Cash consideration for Washington Group deferred stock outstanding at $97.89 per share	70	6,852
Cash consideration for Washington Group stock options outstanding based on 44.74 percent of the excess of $97.89 over the respective exercise prices per share		144,452

Total cash consideration		1,436,002

Stock consideration
Shares of URS common stock to be issued for Washington Group common stock outstanding at the 0.90 exchange ratio based on the closing market price of URS common stock on November 2, 2007 of $60.10	26,397	1,586,460
Shares of URS common stock to be issued for Washington Group stock options outstanding based on 55.26 percent of the excess of $97.89 over the respective exercise prices per share with shares of URS common stock being valued at $60.10 per share	2,968	178,377

Total URS shares to be issued and value of equity consideration	29,365	1,764,837

Total gross consideration		3,200,839
Estimated transaction costs, excluding financing costs, to be paid by URS		30,000

Total preliminary estimated purchase price		$3,230,839

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Washington Group’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total preliminary estimated purchase price is allocated herein as follows:

	Amounts
	(In thousands)

Net tangible assets as of June 29, 2007 at estimated fair value		$358,103
Identifiable intangible assets:
Favorable leases	$15,856
Trade name	150,000
Customer relationships and other	462,870

Total amount allocated to identifiable intangible assets		628,726
Net deferred tax assets		173,838
Amount allocated to goodwill		2,070,172

Total preliminary estimated purchase price		$3,230,839

A preliminary estimate of $358.1 million has been allocated to net tangible assets acquired, excluding deferred tax assets, and $628.7 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.  Of the total estimated purchase price, $628.7 million has been allocated to favorable leases, trade name, customer relationships, and other. This adjustment is preliminary and based on managements’ estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Favorable leases are amortized over the terms of the leases. Trade name is amortized using the straight-line method over an estimated useful life of fifteen years and customer relationships and other are amortized over a weighted average useful life of fifteen years.

Net deferred tax assets.  The net deferred tax assets reflect the excess of pre-existing deferred tax assets over the estimated net deferred tax liabilities associated with purchase accounting. Such deferred tax liabilities are primarily associated with the step-up to fair value of identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of identifiable intangible assets acquired.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the combined management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2.	Financing Considerations

The unaudited pro forma condensed combined financial statements reflect the managements’ current estimate of the amount of financing required to complete the merger. The actual amount of financing will not be determined until shortly before the closing date of the merger. The unaudited pro forma condensed combined financial statements included in this supplement to the September 28 joint proxy statement/prospectus assume that URS will issue approximately 29.4 million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding as of November 2, 2007 and assuming that all of the equity awards outstanding as of November 2, 2007 remain outstanding as of the effective time of the merger, and pay approximately $1.4 billion in cash to holders of Washington Group’s common stock, deferred and restricted stock, and stock options in this merger. In addition, we will pay approximately $58.9 million in cash to the holders of Washington Group’s performance units.

The pro forma condensed combined financial statements reflect the managements’ current estimate that the cash portion of the purchase price will be funded by a combination of cash, the issuance of a $1.1 billion Tranche A term loan at an interest rate of 6.87% (LIBOR rate plus an additional margin of 2.00%), the issuance of a $0.3 billion Tranche B term loan at an interest rate of 7.62% (LIBOR rate plus an additional margin of 2.75%) and the remainder in a revolving line of credit at an interest rate of 6.87% (LIBOR rate plus an additional margin of 2.00%). Our pro forma interest expense also reflects a commitment fee payable on the unused portion of the revolving line of credit of 0.375%.

The initial actual interest rates charged on the new senior secured credit facility, the initial level of our commitment fee applicable to the unused portion of the revolving line of credit and the level of our up-front financing fee will ultimately all be based on our credit ratings as of the closing date. The foregoing pro forma amounts assume credit ratings based on initial indications of our possible ratings from Standard & Poors and from Moody’s. Our actual credit ratings at either one or both of the credit rating agencies as of the closing date may be higher or lower. In addition, the allocation of debt between the Tranche A term loan and the Tranche B term loan reflect the managements’ current expectations, but the actual allocation of debt between the Tranche A term loan and the Tranche B term loan will depend on the results of the term loan syndication process. Finally, in connection with the syndication process and in order to achieve a successful syndication of the new senior secured credit

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

facility, MSSF and Wells Fargo are permitted to make certain limited changes to the terms of the new senior secured credit facility.

3.	Reclassifications

The following reclassifications have been made to conform URS’ and Washington Group’s historical reported financial statements to the basis of presentation in the unaudited pro forma condensed combined balance sheet as of June 29, 2007, and the unaudited pro forma condensed combined statements of operations for the six months ended June 29, 2007 and the year ended December 29, 2006. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, and net income.

URS reclassifications

•	Condense $18.7 million and $19.6 million of receivable allowances as of June 29, 2007 to accounts receivable, net and accrued earnings in excess of billings on contracts in process, net, respectively; and

•	Reclassify $6.8 million and $17.3 million of equity in income of unconsolidated subsidiaries for the six months ended June 29, 2007 and the year ended December 29, 2006, respectively, from revenues to equity in income of unconsolidated subsidiaries.

Washington Group reclassifications

•	Reclassify $63.8 million of restricted cash and $59.9 million of investments in and advances to construction joint ventures as of June 29, 2007 to prepaid expenses and other current assets;

•	Reclassify $21.4 million of intangible assets as of June 29, 2007 from other assets to purchased intangible assets;

•	Condense $117.9 million of investments in unconsolidated affiliates as of June 29, 2007 to other assets;

•	Condense $74.2 million of self-insurance reserves and $86.3 million of pension and post-retirement benefit obligations as of June 29, 2007 to other long-term liabilities;

•	Reclassify $377.7 million and $681.4 million of Washington Group’s employee benefits, insurance and other overhead expenses for the six months ended June 29, 2007 and the year ended December 29, 2006, respectively, from direct operating expenses to indirect, general and administrative expenses. Washington Group has historically classified direct expenses, an allocation of indirect expenses, and overhead expenses associated with its business units as cost of revenue in the determination of gross profit. URS’ historical classification of expenses includes the deduction of direct expenses to determine excess of revenues over direct operating expenses and indirect expenses are combined with general and administrative expenses to determine operating income. Accordingly, Washington Group’s expenses have been reclassified to be consistent with URS’ presentation;

•	Reclassify $4.8 million of interest income and $0.4 million of other non-operating expense for the six months ended June 29, 2007 to indirect, general and administrative expenses. For the year ended December 29, 2006, $16,000 of other operating income, $10.5 million of interest income, and $0.5 million of other non-operating expense were reclassified to indirect, general and administrative expenses;

•	Reclassify $6.7 million of merger-related costs for the six months ended June 29, 2007 to indirect, general and administrative expenses; and

•	Reclassify $5.1 million write-off of deferred financing fees for the year ended December 29, 2006 to interest expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) Reflect the utilization of Washington Group’s cash to fund a portion of the total purchase price.

(b) Write off current and long-term capitalized debt issuance costs related to URS’ term loans and Washington Group’s existing capitalized credit facility fees and record the new current and long-term capitalized debt issuance costs required under the new credit facility, resulting in a net short-term increase of $5.3 million and a net long-term increase of $20.5 million in debt issuance costs.

(c) Adjust Washington Group’s property held for sale to fair value.

(d) Eliminate Washington Group’s historical goodwill and record preliminary goodwill resulting from the merger. See Note 1 for a more detailed discussion.

(e) Eliminate Washington Group’s historical intangible assets and record the preliminary estimated identifiable intangible assets, which include favorable operating leases, trade name, customer relationships and other. See Note 1 for a more detailed discussion.

(f) Adjust deferred income taxes, which are primarily associated with the estimated identifiable intangible assets and pro forma adjustments attributable to the merger.

(g) Record Washington Group’s investment in an incorporated mining venture, MIBRAG mbH, a company that operates lignite coal mines and power plants in Germany, to fair value. Washington Group has been accounting for this investment using the equity method and therefore the recorded value of the investment has been adjusted to the estimated fair value based on discounted future cash flows.

(h) Record borrowings under the new credit facility used to finance the merger and record payment of amounts currently outstanding under URS’ existing credit facility. The actual debt borrowings under the new credit facility will be determined at the time of closing, and it will differ from this pro forma adjustment as the adjustment is determined as if the merger and related events had been consummated on June 29, 2007.

	Short Term	Long Term
	(In thousands)

New credit facility	$58,100	$1,351,912
Payoff of URS’ existing credit facility	—	(79,000)

	$58,100	$1,272,912

(i) Accrue estimated incremental direct and external transaction costs of $56.4 million, comprised of investment banking fees, legal fees, accounting fees, due diligence expenses, and filing and printing costs related to the merger. The estimated transaction costs, excluding financing costs, are expected to be paid from the combined company’s cash after the closing of the merger. URS’ portion of the estimated transaction cost in the merger is approximately $30.0 million. Of the total estimated transaction costs related to the merger, excluding financing costs, approximately $30.0 million is expected to be paid or accrued by URS prior to the effective time of the merger and an additional $26.4 million is expected to be accrued by Washington Group prior to the effective time of the merger.

Washington Group’s total estimated merger related costs will be approximately $34.0 million, $7.6 million of which was accrued in the unaudited historical balance sheet as of June 29, 2007.

(j) Accrue estimated incremental amount of $32.2 million in payments that will vest under long-term incentive compensation arrangements upon the change in control of Washington Group and reclassify the non-

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

current portion of $9.8 million to current. As of June 29, 2007, Washington Group had accrued $26.7 million of long-term incentive compensation associated with performance units which, together with the $32.2 million additional accrual, will result in $58.9 million as change-in-control payments shortly after closing. These unpaid amounts are expected to be paid from the combined company’s cash after the closing of the merger.

(k) Accrue estimated incremental amount of $5.5 million for Washington Group directors’ and officers’ insurance liability that URS is expected to maintain for six years from the effective date pursuant to the merger agreement.

(l) Eliminate Washington Group’s historical equity balances and record shares of URS common stock issued as a result of the merger.

(m) Record a net normal profit fair value adjustment as of June 29, 2007 related to Washington Group in-process customer contracts that have terms that are either more or less favorable than the terms that could be realized in a current market transaction. A normal profit liability or asset is recognized in connection with purchase accounting such that the rate of return reflected in the post-acquisition financial statements of the acquirer is equal to a market return for the acquirer’s remaining performance effort under the contract. Above- or below-market rates of return can occur for a variety of reasons, including: proposing and securing a contract at above or below market profitability levels; cost over- or under-runs on fixed price, lump-sum contracts, fixed unit price contracts, target price contracts or cost over-runs on cost reimbursable contracts that contain cost ceilings; changed conditions that cannot be resolved through change orders or claims; and shifts in market prices resulting in higher or lower margins occurring after a particular contract was established. The net normal profit fair value adjustment was determined by reviewing significant customer contracts to be acquired and comparing the estimated profit margin to be realized under the contract to the current market rate of return at June 29, 2007 for similar contracts negotiated in a competitive bidding environment. The net normal profit fair value adjustment primarily relates to fixed-price construction projects and fixed unit price mining contracts that have experienced cost over-runs due to higher material, labor and equipment operating costs than anticipated during the period between contract consummation and the date of the acquisition.

The following table summarizes the net normal profit fair value adjustment as of June 29, 2007.

Amount
(In thousands)

Accrued expenses and other current liabilities	$19,671
Other long-term liabilities	11,619

$31,290

Assuming the merger and related transactions were consummated on June 29, 2007, the net normal profit fair value adjustment of $31.3 million would be amortized as an increase to revenue as summarized in the table below. The amortization is based on the expected progress towards completion to be made on each contract over the remaining contract term.

Year	Amount
(In thousands)

Remainder of fiscal 2007	$12,301
2008	11,982
2009	2,735
2010	2,513
2011	1,067
Thereafter	692

Total	$31,290

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Pro Forma Adjustments to Condensed Combined Statements of Operations

(n) Record amortization of the acquired Washington Group normal profit asset and liability that would have been recorded as of December 31, 2005 under the assumption that the merger and related transactions would have been consummated as of that date, the beginning of URS’ 2006 fiscal year. Acquired contracts were reviewed as described in note (m) above to determine the amount of the normal profit asset and liability required for the return reflected in the post-acquisition financial statements to be equal to the then current market returns. The normal profit asset relates to a management services contract with the Department of Energy that included performance incentive fees based on the achievement of specific milestones. Significant progress was made towards the achievement of the milestones prior to December 31, 2005; however, the related performance incentive fees were not recognized in the historical financial statements until fiscal year 2006. Accordingly, the normal profit asset represents the estimated performance incentive fees recognized in fiscal year 2006 related to work performed prior to December 31, 2005. The contract terminated at the end of fiscal year 2006; therefore, there is no amortization for the six months ended June 29, 2007.

The following table summarizes the amortization of the December 31, 2005 normal profit fair value adjustment, based on the expected progress towards completion to be made on each contract over the remaining contract term.

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Amortization of normal profit liability (increase to revenues) related to contracts yielding below market profit margins	$18,265	$8,805
Amortization of normal profit asset (increase to direct operating expenses) related to contract yielding an above market profit margin	—	19,700

(o) Reverse the amortization of Washington Group’s historical intangible assets.

(p) Record the amortization of the purchased intangible assets resulting from the merger. The purchased intangible assets consist of the estimated fair market value of the acquired trade name, favorable leases and customer relationships. (See Note 1)

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Amortization of purchased intangible assets:
Trade name	$5,000	$10,000
Favorable leases	894	1,801

	$5,894	$11,801

Customer relationships and other intangible assets	$15,429	$30,858

(q) Reverse the reclassified merger-related costs recorded by Washington Group during the six months ended June 29, 2007.

(r) Record estimated incremental interest expense and incremental amortization of financing fees associated with debt expected to be incurred in connection with the merger. (See Note 2)

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Interest expense calculated based on current rate as of November 2, 2007	$54,516	$113,379
Less: Reversal of URS’ historical interest expense	(3,657)	(16,049)
Less: Reversal of URS’ historical debt issuance cost amortization related to the existing credit facility	(383)	(767)
Less: Reversal of Washington Group’s historical credit facility interest, and write off and amortization of deferred finance fees	(1,073)	(8,588)

Total	$49,403	$87,975

A 1/8% increase in the estimated LIBOR rate would increase interest expense to $55,414 for the six months ended June 29, 2007 and to $115,254 for the fiscal year ended December 29, 2006. A 1/8% decrease in the estimated LIBOR rate would decrease interest expense to $53,618 for the six months ended June 29, 2007 and to $111,504 for the fiscal year ended December 29, 2006.

The Tranche A term loans will have a final maturity date of five years after the closing date. Quarterly principal payments, commencing with the first full fiscal quarter following the closing date, will be required in aggregate annual amounts expressed as a percentage of the original principal amount of the Tranche A term loans as follows: (i) 5% in years one and two, (ii) 10% in years three and four and (iii) 70% in year five. It is anticipated that the Tranche B term loans will have a final maturity date of five and one-half years after the closing date. Commencing with the first full quarter following the closing date, quarterly payments will be required of .25%, or 1% in aggregate on an annual basis, of the original aggregate principal amount of the Tranche B term loans. Over the four quarters prior to maturity, the remaining principal balance of the Tranche B term loans will be payable in equal quarterly amounts.

    For the fiscal year ended December 29, 2006, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.5 billion, after giving effect to the merger and related events, as if the merger had been consummated on December 31, 2005. For the six months ended June 29, 2007, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.4 billion assuming that estimated annual debt payments were made at the end of fiscal year 2006.

(s) Record the tax effect of pro forma adjustments at an assumed blended statutory tax rate of 40.5%.

(t) The pro forma basic and diluted net income per share is based on the historical weighted-average number of shares of URS common stock used in computing basic and diluted net income per share, plus 29.4 million shares of URS common stock assumed to be issued in connection with the merger based on the Washington Group’s shares of common stock and stock options outstanding as of November 2, 2007 and assuming that all of the stock options outstanding as of November 2, 2007 remain outstanding as of the effective time of the merger.

ANNEX A

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 4, 2007, by and among URS Corporation, a Delaware corporation (the “Parent”), Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”), and Washington Group International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub, Second Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of May 27, 2007 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.11 of the Merger Agreement, Parent, Merger Sub, Second Merger Sub and the Company desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, the board of directors of each of Parent, Merger Sub, Second Merger Sub and the Company has determined that this Amendment is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, simultaneous with the execution of this Amendment, Parent, the Company and Dennis R. Washington, a holder of options to purchase shares of Common Stock of the Company (“DRW”), have entered into an Option Exercise and Transaction Support Agreement (the “Option/Support Agreement”) and Parent has required that the Option/Support Agreement be entered into as a condition to entering into this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment and the Agreement, Parent, Merger Sub, Second Merger Sub and the Company agree as follows:

Section 1. Amendments to Merger Consideration Provisions.

(a) Section 2.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a) Subject to this Article II, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) Each (A) share of Company Common Stock with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked pursuant to Section 2.9(a) and (B) No Election Share (as that term is defined in Section 2.9(a) hereof) (each such share described in the preceding clauses (A) and (B), a “Mixed Election Share”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Consideration”) of (x) $43.80 in cash (the “Per Share Cash Amount”) and (y) 0.90 of a share of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), subject to adjustment in accordance with Section 2.1(c) (the “Mixed Election Stock Exchange Ratio”).

(ii) Each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.9(a) (each, a “Cash Election Share”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive an amount in cash, without interest (such amount in cash being the “Per Share Cash Election Consideration”), equal to the sum of (A) the Per

Share Cash Amount and (B) an amount in cash equal to the product of (1) the Mixed Election Stock Exchange Ratio and (2) the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day that is one day prior to the date of the Company Stockholder Meeting at which Company Stockholder Approval is received, calculated utilizing “VWAP” in the Bloomberg function VAP (the “Average Parent Stock Price”); provided, however, if (X) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (Y) (1) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares and any shares that are Dissenting Shares as of the Election Deadline) issued and outstanding immediately prior to the Effective Time minus (2) the product of the number of Mixed Election Shares and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Election Share shall be converted into a right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Cash Election Consideration and (2) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Exchange Ratio (as defined below) and (2) one minus the Cash Fraction.

(iii) Each share of Company Common Stock with respect to which an election to receive stock consideration has been effectively made and not revoked pursuant to Section 2.9(a) (each, a “Stock Election Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount) into the right to receive a number of shares (such number of shares being the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of Parent Common Stock, subject to adjustment in accordance with Section 2.1(c) (such Exchange Ratio, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.3, the “Per Share Stock Consideration”), equal to the sum of (A) the Mixed Election Stock Exchange Ratio and (B) (1) the Per Share Cash Amount divided by (2) the Average Parent Stock Price; provided, however, if the Available Cash Election Amount exceeds the Cash Election Amount (such excess being the “Available Cash Excess”), then each Stock Election Share shall be converted into the right to receive (X) an amount in cash, without interest, equal to the Available Cash Excess divided by the number of Stock Election Shares and (Y) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (X) of this proviso and the denominator of which shall be the Per Share Cash Election Consideration.

(b) Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(c) Section 2.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock and Company Options, certificates representing the shares of Parent Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Sections 2.1, 2.3 and 2.6(a), payable, in the case of Company Common Stock, upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated

Company Common Stock represented by book-entry (“Book-Entry Shares”) and payable, in the case of Company Options, in accordance with Section 2.6(a), and in each case pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(f). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1 and the Option Consideration contemplated to be issued pursuant to Section 2.6(a) out of the Exchange Fund. Except as contemplated by Section 2.3, the Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock whose Company Common Stock was converted into the Merger Consideration pursuant to Section 2.1 (other than any holder which has previously and properly surrendered all of its Certificates to the Exchange Agent in accordance with Section 2.9(a) (each, an “Electing Stockholder”)), (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(d) Section 2.2(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon (A) with respect to any Electing Stockholder, completion of the calculations required by Section 2.1(a) and (B) with respect to any holder of shares of Company Common Stock, surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and/or (y) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding). Each holder of cancelled Company Options that have been converted into a right to receive the Option Consideration will be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6(a) and/or (y) a check in the amount equal to the cash portion of the Option Consideration that such holder has the right to receive pursuant to Section 2.6(a) and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding). No interest shall be paid or accrued on any Merger Consideration or Option Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Company Options. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(e) Section 2.2(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of cancelled Company Options eighteen (18) months after the Effective Time shall be returned to Parent, upon demand. Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 and any holder of cancelled Company Options who has not received the Option Consideration in accordance with Section 2.6(a) prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration or Option Consideration in respect of such holder’s shares or options. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the First Surviving Corporation shall be liable to any holder of shares for any Merger Consideration or Option Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration or Option Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of cancelled Company Options immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The ultimate sentence in Section 2.2(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:

For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time and all shares of Parent Common Stock to be issued pursuant to Section 2.6(a) shall be entitled to dividends as if issued and outstanding as of the Effective Time.

(g) Section 2.2(h) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(h) All Merger Consideration or Option Consideration issued and paid upon conversion of the Company Common Stock or the Company Options, respectively, in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.3), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Options, respectively.

(h) Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

2.3 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the First Merger or pursuant to Section 2.6(a), but in lieu thereof each holder of shares of Company Common Stock and each holder of Company Options otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Company Common Stock and Company Options pursuant to Section 2.2(b) and Section 2.6(a) (such excess being, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock or the holders of Company Options, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock and the holders of Company Options (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of shares of Company Common Stock and each holder of Company Options shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock or such holder of Company Options would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock and all holders of Company Options would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock or holders of Company Options in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock or such holders of Company Options, without interest, subject to and in accordance with Section 2.2 and Section 2.6(a).

(i) The ultimate sentence in Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of Company Options in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

(j) Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) granted under the employee and director equity and performance incentive plans of the Company (“Company Incentive Plans”) or under any individual consultant, employee or director agreement or otherwise issued by the Company, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully exercisable and vested. Immediately following the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock previously subject to such Company Option (such product of clauses (i) and (ii) payable for each option hereunder being referred to as the “Per Option Total Consideration”). “Merger Consideration Value” shall mean the sum of (x) the Per Share Cash Amount and (y) the product of the Mixed Election Stock Exchange Ratio and $60.10. Immediately after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Per Option Total Consideration as described below. After the Election Deadline and as soon as reasonably practicable after the completion of the calculations required by this Section 2.6(a), but in any event within four (4) business days following the Election Deadline, Parent shall or shall cause the Surviving Corporation to deliver in exchange for each Company Option which is cancelled pursuant to this Section 2.6(a), the following (collectively, the “Option Consideration”):

(i) Each (A) cancelled Company Option with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked pursuant to Section 2.9(b), (B) cancelled Company Option held by DRW (each, a “DRW Option”), and (C) No Election Option (as that term is defined in Section 2.9(b) hereof) (each such Company Option described in the preceding clauses (A), (B) and (C), a “Mixed Election Option”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Option Mixed Consideration”) of (A) an

amount in cash, without interest (such amount in cash being the “Per Option Mixed Cash Consideration”), equal to the product of (1) the Per Option Total Consideration with respect to such Company Option and (2) a fraction the numerator of which is the Per Share Cash Amount and the denominator of which is the Merger Consideration Value, plus (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to (1) the Per Option Total Consideration with respect to such Company Option less the cash payable pursuant to the immediately preceding clause (A), divided by (2) $60.10. In furtherance of the foregoing, any cancelled Company Option held by DRW shall be exchanged only for the Per Option Mixed Consideration and shall not be entitled to make any election.

(ii) Each cancelled Company Option with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.9(b) (each, a “Cash Election Option”) shall be converted (provided that the Available Option Cash Election Amount (as defined below) equals or exceeds the Option Cash Election Amount (as defined below)) into the right to receive an amount of cash, without interest (such amount in cash being the “Per Option Cash Consideration”), equal to the Per Option Total Consideration with respect to such Company Option; provided, however, if (X) the aggregate amount of Per Option Cash Consideration payable to all holders of Cash Election Options (the “Option Cash Election Amount”) exceeds (Y) (1) the aggregate amount of Per Option Mixed Cash Consideration that would be payable to holders of Mixed Election Options if all cancelled Company Options were converted into Mixed Election Options, minus (2) the aggregate amount of Per Option Mixed Cash Consideration actually payable to all holders of Mixed Election Options (such difference being the “Available Option Cash Election Amount”), then each Cash Election Option shall be converted into a right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Option Total Consideration with respect to such Company Option and (2) a fraction, the numerator of which shall be the Available Option Cash Election Amount and the denominator of which shall be the Option Cash Election Amount (such fraction being the “Option Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Option Exchange Ratio (as defined below) and (2) one minus the Option Cash Fraction.

(iii) Each cancelled Company Option with respect to which an election to receive stock consideration has been effectively made and not revoked pursuant to Section 2.9(b) (each, a “Stock Election Option”) shall be converted (provided that the Option Cash Election Amount equals or exceeds the Available Option Cash Election Amount) into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock (such number of shares being the “Per Option Stock Consideration”) equal to the Option Exchange Ratio; provided, however, if the Available Option Cash Election Amount exceeds the Option Cash Election Amount (such excess being the “Available Option Cash Excess”), then each Stock Election Option shall be converted into the right to receive (X) an amount in cash, without interest, equal to the product of (1) the Available Option Cash Excess and (2) a fraction, the numerator of which shall be the Per Option Total Consideration with respect to such Company Option and the denominator of which shall be the aggregate amount of Per Option Total Consideration payable to all holders of Stock Election Options, and (Y) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Option Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Option Total Consideration with respect to such Company Option minus the amount calculated in clause (X) of this proviso and the denominator of which shall be the Per Option Total Consideration with respect to such Company Option.

For purposes of this Section 2.6(a), with respect to any Company Option, “Option Exchange Ratio” shall mean (A) the Per Option Total Consideration with respect to such Company Option divided by (B) $60.10. The cash and shares payable pursuant to this Section 2.6(a) shall be subject to any applicable withholding or other Taxes required by Applicable Law to be withheld, provided that Parent shall at its expense assist each former holder of a cancelled Company Option who received such Company Option in his or her capacity as a Company Employee in selling shares of Parent Common Stock delivered in payment of the cancelled Company Option in order to satisfy such Taxes with respect to the Option Consideration (whether such assistance applies with respect to this Section 2.6(a) or with respect to Section 2.6(b), the “Assisted Sales Process”) and Parent agrees that any applicable withholding or other Taxes required by Applicable Law to be withheld in respect of the

Option Consideration shall first be satisfied from the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process and Parent shall only withhold or cause the withholding of cash from the cash portion of an individual’s Option Consideration if and to the extent that the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process does not yield cash adequate to satisfy such tax obligation with respect to such individual.

(k) Section 2.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

2.7. Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall, to the fullest extent permitted by the law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Mixed Consideration; provided that each such share shall instead be converted into the right to receive the Per Share Stock Consideration as provided in this Article II if Parent shall have received an opinion from Latham & Watkins LLP to the effect that the Merger would otherwise fail to satisfy the continuity of interest requirement under Section 368 of the Code. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.

(l) New Section 2.9 of the Merger Agreement is hereby added as follows:

Section 2.9 Election Procedures.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each holder of Company Common Stock:

(i) An election form in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Merger Consideration Election Form”) shall be mailed together with the supplement to the Proxy Statement describing this Amendment (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Stockholder Meeting (the “Election Form Record Date”).

(ii) Each Merger Consideration Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration, (C) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration, or (D) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Merger Consideration Election Form on or before 5:00 p.m., New York time, on the date that is three Business Days following the Closing Date (or such other time and date as the Company and Parent shall agree prior to the Closing) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall be deemed to be No Election Shares.

(iii) Parent shall make available one or more Merger Consideration Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Merger Consideration Election Form by the Election Deadline. Any Merger Consideration Election Form may be revoked or changed by the Person submitting such Merger Consideration Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Merger Consideration Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Merger Consideration Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Merger Consideration Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Merger Consideration Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Merger Consideration Election Form.

(b) Notwithstanding anything in this Agreement to the contrary, with respect to each holder of Company Options:

(i) An election form in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Option Consideration Election Form”) shall be mailed together with the supplement to the Proxy Statement describing this Amendment or at the Mailing Date to each holder of record of any Company Option as of immediately prior to the Effective Time (the “Option Consideration Election Form Date”).

(ii) Each Option Consideration Election Form shall permit the holder to specify with respect to each Company Option (A) whether such holder elects to receive the Per Option Mixed Consideration, (B) whether such holder elects to receive the Per Option Cash Consideration, (C) whether such holder elects to receive the Per Option Stock Consideration, or (D) that such holder makes no election with respect to such Company Option (“No Election Options”). Any Company Options with respect to which the Exchange Agent has not received an effective, properly completed Option Consideration Election Form on or before the Election Deadline shall also be deemed to be No Election Options.

(iii) Parent shall make available one or more Option Consideration Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Options between the Option Consideration Election Form Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Option Consideration Election Form by the Election Deadline. Any Option Consideration Election Form may be revoked or changed by the Person submitting such Option Consideration Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Option Consideration Election Form is revoked prior to the Election Deadline, the Company Options represented by such Election Form shall become No Election Options, except to the extent (if any) a subsequent election is properly made with respect to any or all such Company Options. Subject to the terms of this Agreement and of the Option Consideration Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Option Consideration Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Option Consideration Election Form.

(m) Section 8.2 (a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a)	if to Parent, Merger Sub or Second Merger Sub:

URS CORPORATION
600 Montgomery Street, 26th Floor San Francisco, CA 94111
Attention: General Counsel
Telecopy No.: (415) 398-4525

with a copy to:

Paul D. Tosetti, Esq.
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
Suite 4000
633 West Fifth Street
Los Angeles, CA 90071
Telecopy No.: (212) 751-4864

Section 2. Representations and Warranties.

(a) Parent, Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

Each of Parent, Merger Sub and Second Merger Sub has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under this Amendment, and, subject to (i) the Parent Stockholder Approval and (ii) the approval of Parent in its capacity as the sole stockholder of each of Merger Sub, the First Surviving Corporation and Second Merger Sub (which, in the case of this clause (ii), Parent shall obtain reasonably promptly), to consummate the transactions contemplated by this Amendment. The execution, performance and delivery of this Amendment by Parent, Merger Sub and Second Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub and Second Merger Sub, subject to (1) the Parent Stockholder Approval, (2) the filing of the Certificate of Merger with the Delaware Secretary of State and (3) the filing of the Second Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of Parent, Merger Sub or Second Merger Sub are necessary to authorize or approve this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by each of Parent, Merger Sub and Second Merger Sub, and, assuming the due authorization, execution and delivery of this Amendment by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity.

(b) The Company represents and warrants to the Company and Merger Sub as follows:

The Company has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under this Amendment, and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Amendment. The execution, performance and delivery of this Amendment by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to (1) the Company Stockholders Approval, (2) the filing of the Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Amendment by Parent, Merger Sub and Second Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that such enforceability (x) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principals of equity.

Section 3. Stockholders Meetings.

Parent and the Company shall duly call and give notice of, and convene and hold on November 15, 2007, the Parent Stockholder Meeting and the Company Stockholder Meeting; provided, however, that if, at any time on or prior to November 14, 2007, Parent’s Board or the Company’s Board reasonably determines after consulting with their respective advisors that the Company Stockholder Approval, in the case of the Company’s Board, or the Parent Stockholder Approval, in the case of Parent’s Board, is reasonably likely not to be obtained on November 15, 2007, then Parent and the Company shall, as promptly as practicable, (i) establish a new record date for the Parent Stockholder Meeting and the Company Stockholder Meeting sufficiently in advance to permit the exercise of options pursuant to the Option Exercise/Support Agreement by DRW, and (ii) duly call, give notice of, convene and hold such meetings. Parent and the Company shall solicit new proxies referring to this Amendment. Notwithstanding anything to the contrary contained in this Section 3, nothing shall prohibit Parent or the Company from (A) establishing a new record date to facilitate the convening of the Parent Stockholder Meeting or the Company Stockholder Meeting, as applicable, prior to the End Date or (B) postponing or adjourning the Parent Stockholder Meeting or the Company Stockholder Meeting scheduled for November 15, 2007 or thereafter, as applicable, to any subsequent date.

Section 4. Ratification of Merger Agreement.

Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement (whether in the Merger Agreement or this Amendment) shall refer to the Merger Agreement as amended by this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Merger Agreement.

Section 5. Counterparts.

This Amendment may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Amendment, each of which shall constitute an original. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6. Entire Agreement.

This Amendment, the Merger Agreement (including the exhibits and schedules thereto), the Option/Support Agreement, the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this Amendment has been made or relied upon by any of the parties hereto.

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Merger Sub, Second Merger Sub and the Company have signed this Amendment as of the date first written above.

URS CORPORATION

By:	/s/ H. Thomas Hicks
Name:     H. Thomas Hicks

Title:	Vice President and Chief Financial Officer

 ELK MERGER CORPORATION

By:	/s/ H. Thomas Hicks
Name:     H. Thomas Hicks

Title:	President

BEAR MERGER SUB, INC.

By:	/s/ H. Thomas Hicks
Name:     H. Thomas Hicks

Title:	President

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Stephen G. Hanks
Name:     Stephen G. Hanks

Title:	President and Chief Executive Officer

Exhibit B

OPTION EXERCISE AND TRANSACTION SUPPORT AGREEMENT

This Option Exercise and Transaction Support Agreement (this “Agreement”) is made and entered into as of November 4, 2007, by and among URS Corporation, a Delaware corporation (“Parent”), Washington Group International, Inc., a Delaware corporation (the “Company”), and the undersigned holder of options to purchase shares of common stock of the Company (the “Holder”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. Pursuant to an Agreement and Plan of Merger, dated as of May 27, 2007 (the “Original Merger Agreement”), as amended as of November 4, 2007 (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and among Parent, Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”) and the Company, Merger Sub agreed to merge with and into the Company (the “First Merger”), with the Company surviving such First Merger, to be immediately followed by the merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Transaction”), with Second Merger Sub surviving such subsequent Second Merger as a wholly owned subsidiary of Parent.

B. Concurrently with the execution and delivery of the Amendment and as a condition and inducement to Parent, Merger Sub and Second Merger Sub to enter into the Amendment, Parent has required that the Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of options (the “Options”) to purchase 3,224,100 shares of Company Common Stock.

AGREEMENT

The parties hereby agree as follows:

1. Agreement to Make Necessary Regulatory Filings.  As promptly as practicable following the execution of this Agreement, the Holder and the Company shall make the filings required under the HSR Act in order to allow the Holder to exercise the Options and acquire shares of Company Common Stock pursuant to the terms of this Agreement. In its filing under the HSR Act, the Holder will request early termination of the waiting period. Parent acknowledges that the Company will pay the Holder’s filing fee under the HSR Act and the legal fees of outside counsel in preparing such HSR Act filings and Parent agrees that the payment of such fees by the Company shall be deemed to not violate any of the provisions of the Merger Agreement. The parties to this agreement acknowledge that the Holder’s obligations under Sections 2, 3 and 4 of this Agreement are subject to expiration or termination of the applicable waiting period under the HSR Act.

2. Agreement to Exercise the Options.  If a new record date for the Company Stockholder Meeting is established pursuant to Section 3 of the Amendment, the Holder agrees to exercise all of the Options no later than the date that is one business day prior to such new record date (the “Record Date”) established with respect to the Company Stockholder Meeting. Such exercise shall be made in cash (and not on a “net exercise” or comparable basis), such that following such exercise the Holder shall have, as of the Record Date, record and beneficial ownership of 3,224,100 shares of Company Common Stock (the “Shares”). The Holder shall effect such exercise in such fashion (and the Company shall facilitate such exercise as reasonably required) so as to ensure that the Holder is vested with full voting rights with respect to the Shares at and for the Company Stockholder Meeting.

3. Agreement to Retain the Options and the Shares and Any New Shares.

(a) Transfer.  During the period beginning on the date hereof and ending on the earliest to occur of (A) the Effective Time, (B) the Expiration Date (as defined below) and (C) the day after the Record Date, the Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) any of the Options (except upon the exercise of the Options in accordance with this Agreement) or the Shares or any New Shares (as defined below). During the period beginning on the date hereof and ending on the earlier to occur of (A) the Effective Time and (B) the Expiration Date (as defined below), (i) the Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of the Holder’s Shares or any New Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or New Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (i), and (ii) the Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling the Holder from performing the Holder’s obligations under this Agreement. As used herein, the term “Expiration Date” shall mean the date of termination of the Merger Agreement in accordance with the terms and provisions thereof.

(b) New Shares.  The Holder agrees that any shares of Company Common Stock that the Holder purchases or with respect to which the Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

(c) Stop Transfer.  During the period described in the first sentence of Section 3(a), the Company will not register or otherwise recognize the transfer (book entry or otherwise) of any of the Options or the Shares or any New Shares or any certificate or uncertificated interest representing any of such securities that would violate the provisions of this Agreement (including any written waiver by Parent of any of the terms of this Agreement).

(d) Cash Election.  Parent and the Company agree to facilitate the Holder making an election to receive cash to the extent permitted by the Merger Agreement.

4. Agreement to Vote the Shares.

(a) From and after the exercise of the Options in accordance with this Agreement and until the earlier to occur of (A) the Effective Time, (B) the Expiration Date and (C) the termination of the Merger Agreement in accordance with the terms thereof , at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall (unless the Holder grants a proxy pursuant to Section 4(c) below) appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby (as the Merger Agreement may be modified or amended so long as the Merger Consideration is not reduced), and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind the Holder as a holder of securities of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 4(a), the Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, the Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) The Holder further agrees that, until the termination of this Agreement, the Holder will not, and will not permit any entity under the Holder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (ii) initiate a stockholders’ vote with respect to an Opposing Proposal or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this

Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 4(a) above.

(c) If requested by Parent, subject to the provisions set forth in Section 7 hereof and as security for the Holder’s obligations under Section 4(a), the Holder shall, at any time after (i) the exercise of the Options pursuant to Section 2 and (ii) any purchase or other acquisition of record or beneficial ownership of any New Shares after the date of this Agreement and prior to the earlier to occur of (A) the Effective Time and (B) the Expiration Date, irrevocably constitute and appoint Parent and its designees as his attorney and proxy in accordance with the DGCL with respect to the Shares, in each case, with full power of substitution and resubstitution, to cause the Shares and any New Shares to be counted as present at the Company Stockholder Meeting, to vote the Shares and any New Shares at the Company Stockholder Meeting, however called, and to execute consents in respect of the Shares and any New Shares as and to the extent provided in Section 4(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 7 HEREOF, ANY PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 4(C) WILL BE IRREVOCABLE (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212 OF THE DGCL) AND COUPLED WITH AN INTEREST AND WILL UNDER NO CIRCUMSTANCES BE REVOKED PRIOR TO THE TERMINATION OF THIS AGREEMENT. Upon the execution of this Agreement, the Holder agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares or the New Shares on the matters referred to in Section 4(a) until the earlier to occur of (A) the Effective Time and (B) the Expiration Date. The Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and the Holder’s agreement to grant a proxy as provided for in this Section 4(c). The Holder hereby affirms that any proxy granted pursuant to this Section 4(c) will be given in connection with the execution of the Merger Agreement, and that such proxy would be given to secure the performance of the duties of the Holder under this Agreement. If for any reason any proxy granted hereby is not irrevocable, the Holder agrees to vote the Shares and any New Shares in accordance with Section 4(a). Parent agrees that to the extent it utilizes a proxy granted under this Section 4(c), that it will use such proxy to vote the Shares and any New Shares in accordance with Section 4(a).

5. Representations, Warranties and Covenants of the Holder.  The Holder hereby represents, warrants and covenants to Parent that the Holder (a) is the record and beneficial owner of the Options, which, at the date of this Agreement and at all times up until the exercise of such Options in accordance with the terms of this Agreement, will be free and clear of any liens, claims, options, charges or other encumbrances (collectively, the “Encumbrances”), (b) upon the exercise of the Options, will be the record and beneficial owner of the Shares (constituting 3,224,100 shares of Company Common Stock), which, at all times from and after such exercise up until the earlier to occur of (i) the Effective Time and (ii) the Expiration Date, will be free and clear of any such Encumbrances and (c) does not own of record or beneficially any shares of, or any securities or other rights convertible or exercisable into shares of, any capital stock of the Company other than the Options. Upon the exercise of the Options in accordance with this Agreement, the Holder will have the sole right to vote, the sole power of disposition, the sole power to issue instructions with respect to the matters set forth in Section 4, the sole power to demand appraisal rights and the sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder’s obligations under this Agreement (including under any proxy granted pursuant to Section 4(c)). This Agreement (including any proxy granted pursuant to Section 4(c)) has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

6. Additional Documents.  The Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

7. Termination.  This Agreement and any proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (a) the Expiration Date, (b) the termination of the Merger

Agreement in accordance with the terms thereof, (c) the date following the date of the Company Stockholder Meeting, including any adjournment or postponement thereof and (d) the Effective Time.

8. Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) the Holder makes no agreement or understanding herein in any capacity other than in the Holder’s capacity as a record holder and beneficial owner of the Options, the Shares (upon exercise of the Options) and, if acquired, any New Shares, (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by the Holder acting in his capacity as a director or fiduciary of the Company, and (c) the Holder shall have no liability to Parent, Merger Sub, Second Merger Sub or any of their respective affiliates under this Agreement as a result of any action or inaction by the Holder acting in his capacity as a director or fiduciary of the Company.

9. Miscellaneous.

(a) Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

(c) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Specific Performance.  Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent, Merger Sub and Second Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

(h) WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT

OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(H).

(i) Waiver of Appraisal Rights.  The Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Holder may at any time have.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed on the date first above written.

URS CORPORATION

By:	/s/ H. Thomas Hicks
Name:     H. Thomas Hicks

Title:	Vice President and Chief Financial Officer

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Stephen G. Hanks
Name:     Stephen G. Hanks

Title:	President and Chief Executive Officer

“HOLDER”

/s/  Dennis Washington
Dennis R. Washington

Annex C

1999 Avenue of the Stars
Suite 2400
Los Angeles, CA 90067

November 4, 2007

Board of Directors
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111

Members of the Board,

We understand that URS Corporation (the “Buyer”), Elk Merger Corporation, a wholly owned subsidiary of the Buyer (“Merger Sub”), Bear Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Second Merger Sub”), and Washington Group International, Inc. (“Elk” or the “Company”) propose to enter into an amendment, substantially in the form of the draft dated November 4, 2007 (the “Amendment”) to the Agreement and Plan of Merger, dated as of May 27, 2007 (as amended, the “Merger Agreement”), which together provide, among other things, for (i) the merger of Merger Sub with and into the Company (the “First Merger”) and (ii) promptly following the First Merger, the subsequent merger of the Company with and into Second Merger Sub (the “Second Merger”, and together with the First Merger, the “Merger”). Pursuant to the Merger, a wholly owned subsidiary of the Buyer will continue as the surviving entity and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or Merger Sub, or as to which dissenters’ rights have been perfected, will be converted into the right to receive, at the election of each holder thereof, any of (a) $43.80 per share in cash without interest and 0.9 of a share of common stock, par value $0.01 per share, (the “Buyer Common Stock”) of the Buyer,(b) the equivalent value per share in shares of Buyer Common Stock, or (c) the equivalent value per share in cash (collectively, the “Consideration”), in each case as determined pursuant to a formula set forth in the Merger Agreement and subject to an aggregate maximum amount of cash and an aggregate maximum number of shares of Buyer Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

ii) reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections concerning the Company prepared by the management of the Company and reviewed and/or adjusted by the management of Buyer;

iv) reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning the Buyer prepared by the management of the Buyer;

v) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

vi) discussed the past and current operations and financial condition and the prospects of the Buyer and the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

Board of Directors
URS Corporation

vii) reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, capitalization and financial ratios;

viii) reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock, respectively;

ix) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their respective securities;

x) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

xi) reviewed the Merger Agreement, the Amendment, the Senior Credit Facilities Commitment Letter, dated May 27, 2007, and the draft Amendment to Commitment Letter of the Buyer dated November 3, 2007 (together with the Senior Credit Facilities Commitment Letter, the “Commitment Letters”), and certain related documents; and

xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the Buyer for the purposes of this opinion. With respect to the financial projections prepared by the management of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the Second Merger will be consummated promptly following the First Merger, that the First Merger and the Second Merger will be treated as a single integrated transaction and that the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Company and Buyer, nor have we been furnished with any such appraisals. In addition, we have assumed that the Buyer will obtain financing in connection with the Merger on terms consistent with the Commitment Letters and as discussed with the senior management of the Buyer. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We have relied upon, without independent verification, the assessment by the management of the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) the strategic rationale for the Merger and (iv) the validity of, and risks associated with, the Company’s and the Buyer’s existing and future services, technologies, intellectual property, products and business models. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Buyer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the transaction. In addition, the Buyer has agreed to offer us the opportunity to provide financing services in connection with the transaction and we may receive a fee for such services. In the past, we and our affiliates have provided

Board of Directors
URS Corporation

financial advisory and financing services for the Buyer and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger and we express no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Jeffrey N. Hogan
Jeffrey N. Hogan
Managing Director

Annex D

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

November 4, 2007

Board of Directors
Washington Group International, Inc.
720 Park Boulevard
Boise, Idaho 83712

Madam and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Washington Group International, Inc. (the “Company”) of the Mixed Consideration, the Stock Election Consideration and the Cash Election Consideration (each as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, as amended by Amendment No. 1 thereto, dated as of November 4, 2007 (the “Agreement”), by and among the Company, URS Corporation (“Parent”), Elk Merger Corporation (“Merger Sub”), a wholly owned subsidiary of Parent, and Bear Merger Sub, Inc. (“Second Merger Sub”), a wholly owned subsidiary of Parent. The Agreement provides that Merger Sub will be merged with and into the Company and immediately thereafter the Company will be merged with and into Second Merger Sub and each outstanding Share will be converted into the right to receive, at the election of the holder of such Share: (i) $43.80 in cash (the “Cash Consideration”) and 0.90 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”; together with the Cash Consideration, the “Mixed Consideration”); (ii) an amount in cash, without interest, equal to the sum of (a) the Cash Consideration plus (b) an amount in cash equal to the product of (1) the Average Parent Stock Price (as defined in the Agreement) and (2) the Stock Consideration (the “Cash Election Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion; or (iii) a number of shares of Parent Common Stock equal to the sum of (a) the Stock Consideration and (b) the number of shares of Parent Common Stock equal to (1) the Cash Consideration divided by (2) the Average Parent Stock Price (the “Stock Election Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their

Board of Directors
Washington Group International, Inc.
November 4, 2007
Page Two

securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company from time to time. We also may provide investment banking and other financial services to the Company and Parent in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Parent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 29, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain internal financial analyses and forecasts for the Company and Parent prepared by their respective managements (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and Parent to result from the Transaction (the “Synergies”); and certain research analyst reports with respect to the Company and Parent, including reports issued subsequent to the date on which the Transaction was announced. We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the engineering and construction industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the

Board of Directors
Washington Group International, Inc.
November 4, 2007
Page Three

financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Parent, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company nor are we expressing any opinion as to the prices at which shares of Parent Common Stock will trade at any time. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction or condition that would have an adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Mixed Consideration, the Stock Election Consideration and the Cash Election Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement are fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE MAIL https://www.proxypush.com/wgn 1-866-822-4616 · Use the Internet to vote your proxy OR • Use any touch-tone telephone to OR • Mark, sign and date your proxy 24 hours a day, 7 days a week, until vote your proxy 24 hours a day, 7 card. 12:00 a.m. on November 14, 2007. days a week, until 12:00 a.m. on • Detach your proxy card. · Please have your proxy card ready. November 14, 2007. • Return your proxy card in the · Follow the simple instructions to • Please have your proxy card ready. postage-paid envelope provided. obtain your records and create an • Follow the simple instructions the electronic ballot. voice provides you. HTTPS://WWW.PROXYPUSH.COM/WGN VOTE VIA THE INTERNET 1-866-822-4616 IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD PLEASE DETACH HERE Please Sign, Date and Return the Proxy Card Promptly            x Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Adoption of the Agreement and Plan of Merger, dated as of May 2. Adjournment of the Washington Group International 27, 2007, as amended on November 4, 2007, by and among special meeting, if necessary, to permit further URS Corporation, Elk Merger Corporation, a wholly owned solicitation of proxies if there are not sufficient subsidiary of URS, Bear Merger Sub, Inc., a wholly owned votes at the time of the Washington Group subsidiary of URS, and Washington Group International, Inc., International special meeting in favor of pursuant to which Elk Merger Corporation will merge with and into Washington Group the foregoing. International, and each outstanding share of Washington Group International common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group
International stockholder has validly demanded and perfected appraisal rights under Delaware Address Change? Mark Box a l w, will be converted into the right to receive (a) 0.909 of a share of URS common stock and Indicate changes below: $43.60 in cash, without interest, (b) an amount in cash, without interest, equal to the sum of (i) $43.60 and (ii) 0.90 multiplied by thee volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, the date of the URS special meeting, or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided the volume weighted average of the trading prices of URS common stock IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 and 2. during the five trading days ending on the trading day that is one day prior to the date of the URS special meeting. S C A N L I N E Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, guardians, executors and attorneys-in-fact, should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Date Share Owner sign here Co-Owner sign here

1

WASHINGTON GROUP INTERNATIONAL, INC. SPECIAL MEETING OF STOCKHOLDERS November 15, 2007, 7:00 a.m. MST This proxy is solicited by the Board of Directors of Washington Group International for use at the Special Meeting of Stockholders of Washington Group International on November 15, 2007. This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint George H. Juetten, Stephen G. Hanks and Craig G.Taylor and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting instructions. WASHINGTON GROUP INTERNATIONAL P.O. BOX 11444 NEW YORK, NY 10203-0444 Washington Group International, Inc. 720 Park Boulevard, P.O. Box 73 Boise, Idaho 83729

2

VOTE BY INTERNET WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 3:00 a.m. PST on the morning of the Special Meeting. Have your proxy card in hand when you access URS Corporation the website listed above and follow the instructions to create an electronic voting c/o Corporate Election Services instruction form. PO Box 3230 Pittsburgh, PA 15230 VOTE BY TELEPHONE 1-888-693-8683 Use any touch-tone telephone to transmit your voting instructions up until 3:00 a.m. PST on the morning of the Special Meeting. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to: URS Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230 to ensure that your vote is received prior to the Special Meeting on November 15, 2007. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Mark, sign, date and return touch-tone telephone: cast your vote: your proxy in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. I THIS PROXY CARD IS VALID ONLY WHEN SIGNED. D Please fold and detach card at perforation before mailing. D URS CORPORATION SPECIAL MEETING OF STOCKHOLDERS THURSDAY, NOVEMBER 15, 2007 AT 9:00 A. M. EST The Board of Directors recommends a vote FOR proposals 1 and 2 below. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. FOR AGAINST ABSTAIN 1. Approval of the issuance of shares of URS common stock pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS Corporation, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group International, Inc., as amended or restated. 2. Adjournment of the URS Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS Special Meeting in favor of the foregoing. , 2007 Signature Date , 2007 Signature (Joint Owner) Date Please vote, date and sign and mail this proxy promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, g uardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

URS CORPORATION VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE Dear Stockholder: Your vote is important. URS Corporation encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. · To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card. · To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card. If you have any questions or need assistance in voting, please call D. F. King & Co., Inc. toll-free at 1-800-829-6551. Stockholders calling from outside the U.S. and Canada may call +44 20 7920 9700. Your vote is important. Thank you for voting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED. D Please fold and detach card at perforation before mailing. D URS CORPORATION SPECIAL MEETING OF STOCKHOLDERS THURSDAY, NOVEMBER 15, 2007 AT 9:00 A. M. EST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF URS CORPORATION for use at the Special Meeting of Stockholders of URS on November 15, 2007. This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Joseph Masters and H. Thomas Hicks and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Special Meeting and all adjournments or postponements thereof. Please indicate any change of address below: IMPORTANT — This Proxy must be signed and dated on the reverse side.

VOTE BY INTERNET WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 5:00 p.m. EST on November 12, 2007. Have your voting instruction card in hand when you access URS Corporation the website listed above and follow the instructions to create an electronic voting c/o Corporate Election Services instruction form. PO Box 3230 Pittsburgh, PA 15230 VOTE BY TELEPHONE 1-888-693-8683 Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. EST on November 12, 2007. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Please mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to: URS Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230 to ensure that your vote is received prior to 5:00 p.m. EST on November 12, 2007. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Mark, sign, date and return touch-tone telephone: cast your vote: your voting instruction card in the 1-888-693-8683 www.cesvote.com postage-paid envelope provided. Your telephone or Internet vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card. If you vote your voting instruction card by Internet or by telephone, you do NOT need to mail back your voting instruction card. I THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED. D Please fold and detach card at perforation before mailing. D URS CORPORATION CONFIDENTIAL VOTING INSTRUCTION CARD The Board of Directors recommends a vote FOR proposals 1 and 2 below. THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS VOTING INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1 AND 2. FOR AGAINST ABSTAIN 1. Approval of the issuance of shares of URS common stock pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS Corporation, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group International, Inc., as amended or restated. 2. Adjournment of the URS Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS Special Meeting in favor of the foregoing. Signature Date Please vote, date and sign and mail this voting instruction card promptly in the enclosed envelope.

Your vote is important. Please provide your voting instructions today. THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED. D Please fold and detach card at perforation before mailing. D URS CORPORATION CONFIDENTIAL VOTING INSTRUCTION CARD THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF URS CORPORATION for use at the Special Meeting of Stockholders of URS on November 15, 2007. Pursuant to the Trust Agreement for the URS Corporation 401(k) Retirement Plan (the “Plan”), the undersigned, as a participant or beneficiary in the Plan, hereby directs Fidelity Management Trust Company, as Trustee under the Plan, to vote as indicated on the reverse at the Special Meeting of Stockholders of URS Corporation to be held on November 15, 2007, and at any adjournment(s) thereof, all URS Corporation Common Stock allocated to the undersigned’s Company stock accounts under the Plan as of the September 21, 2007 record date for such meeting. Fidelity Management Trust Company will vote the shares represented by this voting instruction form if it is properly completed, signed and received by the independent tabulator before 5:00 p.m. EST on November 12, 2007. Fidelity Management Trust Company shall not vote shares allocated to a participant’s account for which it has not received instructions from the participant. IMPORTANT — This voting instruction card must be signed and dated on the reverse side.